Filed pursuant to Rule 424(b)(3)
Registration No. 333-266927

PROSPECTUS/OFFER TO EXCHANGE
MARKETWISE, INC.
Offer to Exchange Warrants to Acquire Shares of Class A Common Stock
of
MarketWise, Inc.
for
Shares of Class A Common Stock
of
MarketWise, Inc.
and
Consent Solicitation
THE OFFER PERIOD (AS DEFINED BELOW) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., EASTERN TIME, ON SEPTEMBER 14, 2022, OR SUCH LATER TIME AND DATE TO WHICH WE MAY EXTEND.
Terms of the Offer and Consent Solicitation
Until the Expiration Date (as defined below), we are offering to the holders of our outstanding warrants (collectively, the “warrants”) to purchase shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), of MarketWise, Inc., a Delaware corporation (the “Company”), the opportunity to receive 0.1925 shares of Class A common stock in exchange for each of our outstanding warrants tendered by the holder and exchanged pursuant to the offer (the “Offer”).
The Offer is being made to all holders of our warrants, including the public warrants and the private placement warrants (each as defined below). The warrants are governed by the warrant agreement, dated as of July 23, 2020 (the “Warrant Agreement”), by and between the Company (as successor to Ascendant Digital Acquisition Corp., our predecessor and a Cayman Islands exempted company (“ADAC”)) and Continental Stock Transfer & Trust Company, as warrant agent. Our Class A common stock and public warrants are listed on The Nasdaq Global Market (the “Nasdaq”) under the symbols “MKTW” and “MKTWW,” respectively. As of September 12, 2022, a total of 30,979,993 warrants were outstanding, including 20,699,993 public warrants and 10,280,000 private placement warrants. Pursuant to the Offer, we are offering up to an aggregate of 5,963,648 shares of our Class A common stock in exchange for the public warrants.
Each warrant holder whose warrants are exchanged pursuant to the Offer will receive 0.1925 shares of our Class A common stock for each warrant tendered by such holder and exchanged. No fractional shares of Class A common stock will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid in cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Class A common stock on the Nasdaq on the last trading day of the Offer Period, less any applicable withholding taxes. Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered warrants.
Concurrently with the Offer, we are also soliciting consents (the “Consent Solicitation”) from holders of the warrants to amend the Warrant Agreement (such amendment, the “Warrant Amendment”), which amendment will govern all of the warrants, to permit the Company to require that each warrant that is outstanding upon the closing of the Offer be exchanged for 0.17325 shares of Class A common stock, which is a ratio 10% less than the exchange ratio applicable to the Offer. Pursuant to the terms of the Warrant Agreement, all except certain specified modifications or amendments require the vote or written consent of holders of at least 50% of each of the outstanding public warrants and the outstanding private placement warrants.
Parties representing approximately 57.9% of our outstanding public warrants and approximately 52.4% of our private placement warrants have agreed to tender their public warrants and private placement warrants (as applicable) in the Offer and to consent to the Warrant Amendment in the Consent Solicitation pursuant to a tender and support agreement (the “Tender and Support Agreement”). Accordingly, because holders of approximately 57.9% of our outstanding public warrants and approximately 52.4% of our private placement warrants have agreed to consent to the Warrant Amendment in the Consent Solicitation, if the other conditions described herein are satisfied or waived, then the Warrant Amendment will be adopted. For additional detail regarding the Tender and Support Agreement, see “Market Information, Dividends, and Related Stockholder Matters—Transactions and Agreements Concerning Our Securities—Tender and Support Agreement.”
You may not consent to the Warrant Amendment without tendering your warrants in the Offer, and you may not tender such warrants without consenting to the Warrant Amendment. The consent to the Warrant Amendment is a part of the Letter of Transmittal and Consent (as defined below) relating to the warrants, and, therefore, by tendering your warrants for exchange you will be delivering to us your consent. You may revoke your consent at any time prior to the Expiration Date by withdrawing the warrants you have tendered in the Offer.
The Offer and Consent Solicitation is made solely upon the terms and conditions in this prospectus/offer to exchange (this “Prospectus/Offer to Exchange”) and in the related letter of transmittal and consent (as it may be supplemented and amended from time to time, the “Letter of Transmittal and Consent”). The Offer and Consent Solicitation will be open until 11:59 p.m., Eastern Time, on September 14, 2022, or such later time and date to which we may extend the Offer and Consent Solicitation (the period during which the Offer and Consent Solicitation is open, giving effect to any withdrawal or extension, is referred to as the “Offer Period,” and the date and time at which the Offer Period ends is referred to as the “Expiration Date”). The Offer and Consent Solicitation is not made to those holders who reside in states or other jurisdictions where an offer, solicitation, or sale would be unlawful.
We may withdraw the Offer and Consent Solicitation only if the conditions to the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered warrants to the holders (and the related consent to the Warrant Amendment will be revoked).
You may tender some or all of your warrants into the Offer. If you elect to tender warrants in response to the Offer and Consent Solicitation, please follow the instructions in this Prospectus/Offer to Exchange and the related documents, including the Letter of Transmittal and Consent. If you tender warrants, you may withdraw your tendered warrants at any time before the Expiration Date and retain them on their current terms, or amended terms if the Warrant Amendment is approved, by following the instructions in this Prospectus/Offer to Exchange. In addition, tendered warrants that are not accepted by us for exchange by October 12, 2022 may thereafter be withdrawn by you until such time as the warrants are accepted by us for exchange. If you withdraw the tender of your warrants, your related consent to the Warrant Amendment will be withdrawn as a result.
Warrants not exchanged for shares of our Class A common stock pursuant to the Offer will remain outstanding subject to their current terms, or amended terms if the Warrant Amendment is approved. We reserve the right to redeem any of the warrants, as applicable, pursuant to their current terms at any times, including prior to the completion of the Offer and Consent Solicitation, and, if the Warrant Amendment is approved, we intend to require the exchange of all outstanding warrants to shares of Class A common stock as provided in the Warrant Amendment. Our public warrants are currently listed on the Nasdaq under the symbol “MKTWW”; however, our public warrants may be delisted if, following the completion of the Offer and Consent Solicitation, the extent of public distribution or the aggregate market value of outstanding warrants has become so reduced as to make further listing inadvisable or unavailable.
The Offer and Consent Solicitation is conditioned upon the effectiveness of a registration statement on Form S-4 that we filed with the U.S. Securities and Exchange Commission (the “SEC”) regarding the shares of Class A common stock issuable upon exchange of the warrants pursuant to the Offer. This Prospectus/Offer to Exchange forms a part of the registration statement.
Our board of directors has approved the Offer and Consent Solicitation. However, neither we nor any of our management, our board of directors, or the information agent, the exchange agent, or the dealer manager for the Offer and Consent Solicitation is making any recommendation as to whether holders of warrants should tender warrants for exchange in the Offer and consent to the Warrant Amendment in the Consent Solicitation. Each holder of a warrant must make its own decision as to whether to exchange some or all of its warrants and consent to the Warrant Amendment.
All questions concerning the terms of the Offer and Consent Solicitation should be directed to the dealer manager:
BofA Securities, Inc.
One Bryant Park
New York, New York 10036
All questions concerning exchange procedures and requests for additional copies of this Prospectus/Offer to Exchange, the Letter of Transmittal and Consent, or the Notice of Guaranteed Delivery should be directed to the information agent:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers call: (212) 269-5550
Call Toll Free: (888) 605-1958
Email: marketwise@dfking.com
We will amend our offering materials, including this Prospectus/Offer to Exchange, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent, or given to warrant holders.
The securities offered by this Prospectus/Offer to Exchange involve risks. Before participating in the Offer and consenting to the Warrant Amendment, you are urged to read carefully the section entitled “Risk Factors” beginning on page 12 of this Prospectus/Offer to Exchange.
Neither the SEC nor any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this Prospectus/Offer to Exchange is truthful or complete. Any representation to the contrary is a criminal offense.
Through the Offer, we are soliciting your consent to the Warrant Amendment. By tendering your warrants, you will be delivering your consent to the proposed Warrant Amendment, which consent will be effective upon our acceptance of such warrants for exchange.
The dealer manager for the Offer and Consent Solicitation is:

BofA Securities
This Prospectus/Offer to Exchange is dated September 13, 2022.

i

ABOUT THIS PROSPECTUS/OFFER TO EXCHANGE
This Prospectus/Offer to Exchange is a part of the registration statement that we filed on Form S-4 with the SEC. You should read this Prospectus/Offer to Exchange, including the detailed information regarding the Company and our Class A common stock and warrants and the financial statements and the notes included herein, as well as the documents incorporated herein by reference and any applicable prospectus supplement.
We have not authorized anyone to provide you with information different from that contained in this Prospectus/Offer to Exchange. We and the dealer manager take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information in this Prospectus/Offer to Exchange, any document incorporated herein by reference, or any prospectus supplement is accurate as of any date other than the date on the front of those documents. You should not consider this Prospectus/Offer to Exchange to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this Prospectus/Offer to Exchange to be an offer or solicitation relating to the securities offered hereby if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.
We are making the Offer to all warrant holders except those holders who reside in states or other jurisdictions where an offer, solicitation, or sale would be unlawful (or would require further action in order to comply with applicable securities laws).

BASIS OF PRESENTATION
We were incorporated on February 11, 2020 as a Cayman Islands exempted company under the name Ascendant Digital Acquisition Corp. for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. On July 21, 2021, we completed our business combination with MarketWise, LLC (together with all related transactions, the “Transactions”), following which we were renamed “MarketWise, Inc.” Following the Transactions, we are a holding company, and, accordingly, all of our assets are held directly by, and all of our operations are conducted through, MarketWise, LLC, of which we are the managing member, and our only direct asset consists of common units of MarketWise, LLC (“MarketWise Units”). As the managing member of MarketWise, LLC, we have the full, exclusive, and complete discretion to manage and control the business of MarketWise, LLC and to take all action we deem necessary, appropriate, advisable, incidental, or convenient to accomplish the purposes of MarketWise, LLC set forth in its operating agreement, and, accordingly, the financial statements of MarketWise, LLC for periods following the Transactions will be prepared on a consolidated basis with ours. We may not be removed as managing member of MarketWise, LLC.
References to a year refer to our fiscal years ended on December 31 of the specified year.
Certain monetary amounts, percentages, and other figures included herein have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables and charts may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.
Unless the context otherwise requires, references in this Prospectus/Offer to Exchange to the “Company,” “MarketWise,” “we,” “us,” or “our” refer to the business of MarketWise, Inc. and its subsidiaries, including MarketWise, LLC.
MARKET AND INDUSTRY DATA
This Prospectus/Offer to Exchange includes or incorporates by reference, and any amendment or supplement to this Prospectus/Offer to Exchange may include or incorporate by reference, estimates regarding market and industry data and forecasts, which are based on our own estimates utilizing our management’s knowledge of and experience in, as well as information obtained from our subscribers, trade and business organizations, and other contacts in, the market sectors in which we compete, and from statistical information obtained from publicly available information, industry publications and surveys, reports from government agencies, and reports by market research firms. We confirm that, where such information is reproduced herein, such information has been accurately reproduced and that, so far as we are aware and are able to ascertain from information published by publicly available sources and other publications, no facts have been omitted that would render the reproduced information inaccurate or misleading. Industry publications, reports, and other published data generally state that the information contained therein has been obtained from sources believed to be reliable, but we cannot assure you that the information contained in these reports, and therefore the information contained in this Prospectus/Offer to Exchange or any amendment or supplement to this Prospectus/Offer to Exchange that is derived therefrom, is accurate or complete. Our estimates of our market position may prove to be inaccurate because of the method by which we obtain some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process, and other limitations and uncertainties. As a result, although we believe our sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS
This Prospectus/Offer to Exchange and the documents incorporated herein by reference contain statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding our financial position and business strategy, and the plans and objectives of management for our future operations. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this Prospectus/Offer to Exchange , words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections, and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this Prospectus/Offer to Exchange, including, but not limited to:
•our ability to attract new subscribers and to persuade existing subscribers to renew their subscription agreements with us and to purchase additional products and services from us;
•our ability to adequately market our products and services, and to develop additional products and product offerings;
•our ability to manage our growth effectively, including through acquisitions;
•failure to maintain and protect our reputation for trustworthiness and independence;
•our ability to attract, develop, and retain capable management, editors, and other key personnel;
•our ability to grow market share in our existing markets or any new markets we may enter;
•adverse or weakened conditions in the financial sector, global financial markets, and global economy;
•our ability to respond to and adapt to changes in technology and consumer behavior;
•failure to successfully identify and integrate acquisitions, or dispose of assets and businesses;
•our public securities’ potential liquidity and trading;
•the impact of the regulatory environment and complexities with compliance related to such environment;
•the impact of the COVID-19 pandemic;
•our future capital needs;
•our ability to maintain an effective system of internal control over financial reporting, and to address and remediate existing material weaknesses in our internal control over financial reporting;
•our ability to maintain and protect our intellectual property;
•the approval of the Warrant Amendment and our ability to require that all outstanding warrants be exchanged for shares of Class A common stock;
•the exchange of warrants for shares of Class A common stock pursuant to the Offer, which will increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders;
•the lack of a third-party determination that the Offer or the Consent Solicitation is fair to warrant holders; and
•other factors detailed under the section of this Prospectus/Offer to Exchange entitled “Risk Factors.”

These forward-looking statements are based on information available as of the date of this Prospectus/Offer to Exchange and current expectations, forecasts, and assumptions, and involve a number of judgments, risks, and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.
As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this Prospectus/Offer to Exchange, or in the case of statements incorporated by reference, on the date of the document incorporated by reference.
v

SUMMARY
The Offer and Consent Solicitation
This summary provides a brief overview of the key aspects of the Offer and Consent Solicitation. Because it is only a summary, it does not contain all of the detailed information contained elsewhere in this Prospectus/Offer to Exchange or in the documents incorporated herein by reference or included as exhibits to the registration statement that contains this Prospectus/Offer to Exchange. Accordingly, you are urged to carefully review this Prospectus/Offer to Exchange in its entirety (including all documents incorporated herein by reference or filed as exhibits to the registration statement that contains this Prospectus/Offer to Exchange, which exhibits may be obtained by following the procedures set forth herein in the section entitled “Where You Can Find More Information”).
Summary of the Offer and Consent Solicitation

The Company
We started in 1999 with the simple idea that, if we could publish intelligent, independent, insightful, and in-depth investment research and treat the subscriber the way we would want to be treated, then subscribers would renew their subscriptions and stay with us. That simple idea worked and has guided our decisions ever since. Today, we are a leading multi-brand platform of subscription businesses that provides premium financial research, software, education, and tools for self-directed investors. We provide our subscribers with the research, education, and tools that they need to navigate the financial markets.
Over the years, we have expanded our business into a comprehensive suite of investment research products and solutions. We now produce a diversified product portfolio from a variety of financial research companies such as Stansberry Research, Palm Beach Research Group, TradeSmith, Chaikin Analytics, InvestorPlace, and Empire Financial Research. Our entire investment research product portfolio is 100% digital and channel agnostic. We offer our research across a variety of platforms, including desktop, laptop, and mobile devices, including tablets and mobile phones.

Corporate Contact Information
We are headquartered in Baltimore, Maryland. Our principal executive offices are located at 1125 N. Charles St., Baltimore, Maryland 21201, and our telephone number is (888) 261-2693. We maintain a website at www.marketwise.com where general information about us is available. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this Prospectus/Offer to Exchange or the registration statement of which it forms a part, and the inclusion of our website address in this Prospectus/Offer to Exchange is an inactive textual reference only.

Warrants that Qualify for the Offer
As of September 12, 2022, we had outstanding an aggregate of 30,979,993 warrants, including 20,699,993 public warrants and 10,280,000 private placement warrants, each exercisable for one share of our Class A common stock at a price of $11.50 per share, subject to adjustments pursuant to the Warrant Agreement. Pursuant to the Offer, we are offering up to an aggregate of 5,963,648 shares of our Class A common stock in exchange for all of our outstanding warrants.
Under the Warrant Agreement, we may call the public warrants for redemption at our option:
•in whole and not in part;
•upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder;
•at a price of $0.01 per warrant if, and only if, the last reported sales price of our Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations, and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send notice of the redemption to warrant holders; provided that there is an effective registration statement covering the shares of Class A common stock issuable upon exercise of the warrants, and a current prospectus relating thereto, available throughout the 30-day redemption period; and
•at a price of $0.10 per warrant if, and only if, the last reported sales price of our Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations, and the like) for any 20 trading days within the 30-trading day period ending on the third trading day prior to the date on which we send notice of the redemption to warrant holders.
The private placement warrants will not be redeemable by us (except as described below under “Description of Securities—Redemption of Public Warrants When the Price Per Share of Class A Common Stock Equals or Exceeds $10.00”) so long as they are held by Ascendant Sponsor LP, a Cayman Islands exempted limited partnership (the “Sponsor”), members of the Sponsor, or their permitted transferees. The Sponsor or its permitted transferees have the option to exercise the private placement warrants on a cashless basis. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the public warrants. If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of our Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of our Class A common stock underlying the warrants, multiplied by the excess of the “sponsor exercise fair market value” (defined below) over the exercise price of the warrants by (y) the sponsor exercise fair market value.

The “sponsor exercise fair market value” will mean the average last reported sale price of the shares of our Class A common stock for the ten trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to Continental Stock Transfer & Trust Company.
The warrants expire on July 21, 2026, subject to certain terms and conditions.

Market Price of Our Common Stock	Our Class A common stock and public warrants are listed on the Nasdaq under the symbols “MKTW” and “MKTWW,” respectively. See “Market Information, Dividends, and Related Stockholder Matters.”

The Offer
Each warrant holder who tenders warrants for exchange pursuant to the Offer will receive 0.1925 shares of our Class A common stock for each warrant so exchanged. No fractional shares of Class A common stock will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Class A common stock on the Nasdaq on the last trading day of the Offer Period, less any applicable withholding taxes. Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered warrants.
Holders of the warrants tendered for exchange will not have to pay any of the exercise price for the tendered warrants in order to receive shares of Class A common stock in the exchange.
The shares of Class A common stock issued in exchange for the tendered warrants will be unrestricted and freely transferable, as long as the holder is not an affiliate of ours and was not an affiliate of ours within the three months prior to the proposed transfer of such shares.
The Offer is being made to all warrant holders except those holders who reside in states or other jurisdictions where an offer, solicitation, or sale would be unlawful (or would require further action in order to comply with applicable securities laws).

The Consent Solicitation
In order to tender warrants in the Offer and Consent Solicitation, holders are required to consent (by executing the Letter of Transmittal and Consent or requesting that their broker or nominee consent on their behalf) to an amendment to the Warrant Agreement governing the warrants as set forth in the Warrant Amendment attached hereto as Annex A. If approved, the Warrant Amendment would permit the Company to require that all warrants that are outstanding upon the closing of the Offer be exchanged for shares of Class A common stock at a ratio of 0.17325 shares of Class A common stock per warrant (a ratio which is 10% less than the exchange ratio applicable to the Offer). Upon such exchange, no warrants will remain outstanding.

Purpose of the Offer and Consent Solicitation	The purpose of the Offer and Consent Solicitation is to attempt to simplify our capital structure and reduce the potential dilutive impact of the warrants, thereby providing us with more flexibility for financing our operations in the future. See “The Offer and Consent Solicitation—Background and Purpose of the Offer and Consent Solicitation.”

Offer Period
The Offer and Consent Solicitation will expire on the Expiration Date, which is 11:59 p.m., Eastern Time, on September 14, 2022, or such later time and date to which we may extend. All warrants tendered for exchange pursuant to the Offer and Consent Solicitation, and all required related paperwork, must be received by the exchange agent by the Expiration Date, as described in this Prospectus/Offer to Exchange.
If the Offer Period is extended, we will make a public announcement of such extension by no later than 9:00 a.m., Eastern Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.
We may withdraw the Offer and Consent Solicitation only if the conditions of the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered warrants (and the related consent to the Warrant Amendment will be revoked). We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law. See “The Offer and Consent Solicitation—General Terms—Offer Period.”

Amendments to the Offer and Consent Solicitation
We reserve the right at any time or from time to time to amend the Offer and Consent Solicitation, including by increasing or (if the conditions to the Offer are not satisfied) decreasing the exchange ratio of Class A common stock issued for every warrant exchanged or by changing the terms of the Warrant Amendment. If we make a material change in the terms of the Offer and Consent Solicitation or the information concerning the Offer and Consent Solicitation, or if we waive a material condition of the Offer and Consent Solicitation, we will extend the Offer and Consent Solicitation to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). See “The Offer and Consent Solicitation—General Terms—Amendments to the Offer and Consent Solicitation.”

Conditions to the Offer and Consent Solicitation
The Offer is subject to customary conditions, including the effectiveness of the registration statement of which this Prospectus/Offer to Exchange forms a part and the absence of any action or proceeding, statute, rule, regulation, or order that would challenge or restrict the making or completion of the Offer. The Offer is not conditioned upon the receipt of a minimum number of tendered warrants. However, the Consent Solicitation is conditioned upon receiving the consent of holders of at least 50% of each of the outstanding public warrants and private placement warrants (which is the minimum threshold required to amend the Warrant Agreement). We may waive some of the conditions to the Offer. See “The Offer and Consent Solicitation—General Terms—Conditions to the Offer and Consent Solicitation.”
We will not complete the Offer and Consent Solicitation unless and until the registration statement described above is effective. If the registration statement is not effective at the Expiration Date, we may, in our discretion, extend, suspend, or cancel the Offer and Consent Solicitation, and will inform warrant holders of such event.

Withdrawal Rights
If you tender your warrants for exchange and change your mind, you may withdraw your tendered warrants (and thereby automatically revoke the related consent to the Warrant Amendment) at any time prior to the Expiration Date, as described in greater detail in the section titled “The Offer and Consent Solicitation—Withdrawal Rights.” If the Offer Period is extended, you may withdraw your tendered warrants (and thereby automatically revoke the related consent to the Warrant Amendment) at any time until the extended Expiration Date. In addition, tendered warrants that are not accepted by us for exchange by October 12, 2022 may thereafter be withdrawn by you until such time as the warrants are accepted by us for exchange.

Federal and State Regulatory Approvals
Other than compliance with the applicable federal and state securities laws, no federal or state regulatory requirements must be complied with and no federal or state regulatory approvals must be obtained in connection with the Offer and Consent Solicitation.

Absence of Appraisal or Dissenters’ Rights	Holders of our warrants do not have any appraisal or dissenters’ rights under applicable law in connection with the Offer and Consent Solicitation.

U.S. Federal Income Tax Consequences of the Offer
For those holders of our warrants participating in the Offer and for any holders of our warrants subsequently exchanged for Class A common stock pursuant to the terms of the Warrant Amendment, we intend to treat the exchange of warrants for our Class A common stock as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Under such treatment, (i) you should not recognize any gain or loss on the exchange of warrants for shares of Class A common stock (except to the extent of any cash payment received in lieu of a fractional share in connection with the Offer or such subsequent exchange), (ii) your aggregate tax basis in our Class A common stock received in the exchange should equal your aggregate tax basis in your warrants surrendered in the exchange (except to the extent of any tax basis allocated to a fractional share for which a cash payment is received in connection with the Offer or such subsequent exchange), and (iii) your holding period for our Class A common stock received in the exchange should include your holding period for the surrendered warrants. However, because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the exchange of our warrants for our Class A common stock, there can be no assurance in this regard and alternative characterizations are possible by the U.S. Internal Revenue Service (the “IRS”) or a court, including ones that would require U.S. Holders (as defined under “Market Information, Dividends, and Related Stockholder Matters—Material U.S. Federal Income Tax Consequences—U.S. Holders”) to recognize taxable income.
If the Warrant Amendment is approved, we intend to treat all warrants not exchanged for Class A common stock in the Offer as having been exchanged for “new” warrants pursuant to the Warrant Amendment and to treat such deemed exchange as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code. Under such treatment, (i) you should not recognize any gain or loss on the deemed exchange of warrants for “new” warrants, (ii) your aggregate tax basis in the “new” warrants deemed to be received in the exchange should equal your aggregate tax basis in your existing warrants deemed surrendered in the exchange, and (iii) your holding period for the “new” warrants deemed to be received in the exchange should include your holding period for the warrants deemed surrendered. Because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of a deemed exchange of warrants for “new” warrants pursuant to the Warrant Amendment, there can be no assurance in this regard and alternative characterizations by the IRS or a court are possible, including ones that would require U.S. Holders to recognize taxable income. See “Market Information, Dividends, and Related Stockholder Matters—Material U.S. Federal Income Tax Consequences.”

No Recommendation
Neither we nor any of our board of directors, our management, the dealer manager, the exchange agent, the information agent, or any other person makes any recommendation on whether you should tender or refrain from tendering all or any portion of your warrants or consent to the Warrant Amendment, and no one has been authorized by any of them to make such a recommendation.

Risk Factors	For risks related to the Offer and Consent Solicitation, please read the section titled “Risk Factors” beginning on page 12 of this Prospectus/Offer to Exchange.

Exchange Agent	The depositary and exchange agent for the Offer and Consent Solicitation is: Continental Stock Transfer & Trust Company 1 State Street, 30th Floor New York, New York 10004

Dealer Manager
The dealer manager for the Offer and Consent Solicitation is:
BofA Securities, Inc.
One Bryant Park
New York, New York 10036
We have other business relationships with the dealer manager, as described in “The Offer and Consent Solicitation—Dealer Manager.”

Additional Information
We recommend that our warrant holders review the registration statement on Form S-4, of which this Prospectus/Offer to Exchange forms a part, including the exhibits that we have filed with the SEC in connection with the Offer and Consent Solicitation and our other materials that we have filed with the SEC, as well as the other documents we have filed with the SEC that are incorporated herein by reference as described under “Incorporation of Certain Information by Reference,” before making a decision on whether to tender for exchange in the Offer and consent to the Warrant Amendment. All reports and other documents we have filed with the SEC can be accessed electronically on the SEC’s website at www.sec.gov.
You should direct (1) questions about the terms of the Offer and Consent Solicitation to the dealer manager at its addresses and telephone number listed above and (2) questions about the exchange procedures and requests for additional copies of this Prospectus/Offer to Exchange, the Letter of Transmittal and Consent, or Notice of Guaranteed Delivery to the information agent at the below address and phone number:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers call: (212) 269-5550
Call Toll Free: (888) 605-1958
Email: marketwise@dfking.com

Emerging Growth Company and Smaller Reporting Company
We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For so long as we remain an emerging growth company, we are permitted, and currently intend, to rely on the following provisions of the JOBS Act that contain exceptions from disclosure and other requirements that otherwise are applicable to public companies and file periodic reports with the SEC. These provisions include, but are not limited to:
•being permitted to present only two years of audited financial statements and selected financial data and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our periodic reports and registration statements, subject to certain exceptions;
•not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended;
•reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements, and registration statements, including in this Prospectus/Offer to Exchange;
•not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements; and

•exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
We will remain an emerging growth company until the earliest to occur of:
•December 31, 2025 (the last day of the fiscal year that follows the fifth anniversary of the completion of ADAC’s initial public offering);
•the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion;
•the date on which we are deemed to be a “large accelerated filer,” as defined in the Exchange Act; and
•the date on which we have issued more than $1 billion in non-convertible debt over a three-year period.
We have elected to take advantage of certain of the reduced disclosure obligations in this Prospectus/Offer to Exchange and may elect to take advantage of other reduced reporting requirements in our future filings with the SEC. As a result, the information that we provide to our Class A stockholders may be different than what you might receive from other public reporting companies in which you hold equity interests.
We have elected to avail ourselves of the provision of the JOBS Act that permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. As a result, we will not be subject to new or revised accounting standards at the same time as other public companies that are not emerging growth companies.
We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies until the fiscal year following the determination that our voting and non-voting common stock held by non-affiliates is $250 million or more measured on the last business day of our second fiscal quarter, or our annual revenues are less than $100 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is $700 million or more measured on the last business day of our second fiscal quarter.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA
The following tables present the summary historical consolidated financial data for MarketWise, Inc. for the periods and at the dates indicated. MarketWise, Inc. is a holding company, and its sole material asset is a controlling equity interest in MarketWise, LLC. MarketWise, Inc. operates and controls all of the business and affairs of MarketWise, LLC and, through MarketWise, LLC and its subsidiaries, conducts our business. MarketWise, Inc. consolidates MarketWise, LLC in its consolidated financial statements and records a non-controlling interest related to the MarketWise Units held by the other members of MarketWise, LLC (the “MarketWise Members”) on its consolidated balance sheets and statements of operations. The summary consolidated statements of operations data and summary consolidated statements of cash flows data presented below for the years ended December 31, 2021 and 2020 and the summary consolidated balance sheet data presented below as of December 31, 2021 and 2020 have been derived from the consolidated financial statements of MarketWise, Inc. incorporated by reference in this Prospectus/Offer to Exchange and/or the Company’s accounting records. The summary consolidated statements of operations data and summary consolidated statements of cash flows data presented below for the six months ended June 30, 2022 and 2021 and the summary consolidated balance sheet data presented below as of June 30, 2022 were derived from the unaudited consolidated financial statements of MarketWise, Inc. incorporated by reference in this Prospectus/Offer to Exchange and/or the Company’s accounting records. The unaudited consolidated financial statements of MarketWise, Inc. have been prepared on the same basis as the audited consolidated financial statements and, in our opinion, have included all adjustments, which include normal recurring adjustments, necessary to present fairly in all material respects our financial position and results of operations. The results for any interim period are not necessarily indicative of the results that may be expected for the full year.
Historical results are not necessarily indicative of the results expected for any future period. You should read the summary historical consolidated financial data below, together with our consolidated financial statements and related notes thereto incorporated by reference in this Prospectus/Offer to Exchange and the other information appearing elsewhere in this Prospectus/Offer to Exchange.

(in millions)	Six Months Ended June 30,		Year Ended December 31,
	2022	2021	2021	2020
Consolidated Statements of Operations Data:
Net revenue	$264.1	$261.2	$547.9	$360.8
Related party revenue	0.7	0.6	1.3	3.4
Total net revenue	264.8	261.8	549.2	364.2
Operating expenses:
Cost of revenue(1)(2)	33.8	159.6	239.3	154.6
Sales and marketing(1)(2)	133.3	148.7	296.9	214.3
General and administrative(1)(2)	50.9	572.1	960.2	526.6
Research and development(2)	4.6	3.7	7.5	4.8
Depreciation and amortization	1.2	1.4	2.7	2.6
Related party expense	0.2	—	10.2	0.1
Total operating expenses	224.0	885.6	1,516.8	902.9
Income (loss) from operations	40.8	(623.8)	(967.6)	(538.7)
Other income (loss), net	19.2	0.3	16.2	(2.9)
Interest (expense) income, net	(0.4)	—	(0.1)	0.5
Income (loss) before income taxes	59.6	(623.5)	(951.5)	(541.1)
Income tax expense	2.5	—	2.4	—
Net income (loss)	57.1	(623.5)	(953.9)	(541.1)
Net income (loss) attributable to non-controlling interests	39.4	(1.1)	59.4	(2.7)
Net income (loss) attributable to MarketWise	$17.7	$(622.3)	$(1,013.3)	$(538.4)

Earnings Per Share Data:(3)
	Six Months Ended June 30, 2022	For the Period from July 22, 2021 Through December 31, 2021
Income from operations per share of Class A common stock - basic and diluted	$0.06	$0.20
Net income per share of Class A common stock - basic and diluted	$0.77	$0.73

(in millions)	Six Months Ended June 30,		Year Ended December 31,
	2022	2021	2021	2020
Consolidated Statements of Cash Flows Data:
Net cash provided by operating activities	$27.9	$151.2	$63.6	$55.9
Net cash used in investing activities	(0.1)	(8.1)	(8.3)	(9.6)
Net cash used in financing activities	(16.0)	(15.9)	(30.7)	(103.4)

(in millions, except for per share data)	As of June 30,	As of December 31,
	2022	2021	2020
Consolidated Balance Sheets Data:
Cash and cash equivalents	$151.2	$139.1	$114.4
Restricted cash	—	0.5	0.5
Total current assets	261.7	246.4	180.6
Total assets	426.6	421.6	284.8
Deferred revenue and other contract liabilities	318.9	317.1	278.3
Total current liabilities	385.8	395.5	345.5
Deferred revenue and other contract liabilities, noncurrent	382.1	393.0	254.5
Total liabilities	786.2	826.8	1,205.4
Total stockholders’ deficit / members’ deficit attributable to MarketWise, Inc.(4)	(38.4)	(48.5)	(914.7)
Noncontrolling interest	(321.2)	(356.7)	(5.9)
Total stockholders’ deficit / members’ deficit	(359.6)	(405.3)	(920.6)
Book value per share of Class A common stock(5)	(1.71)
__________________
(1)Included within cost of revenue, sales and marketing, and general and administrative expenses are stock-based compensation expenses as follows:

	Six Months Ended June 30,		Year Ended December 31,
(in millions)	2022	2021	2021	2020
Cost of revenue	$1.1	$124.9	$171.8	$102.7
Sales and marketing	1.1	14.9	48.1	10.6
General and administrative	2.8	508.7	843.4	440.3
Total stock-based compensation expense	$5.0	$648.5	$1,063.4	$553.6
(2)Cost of revenue, sales and marketing, general and administrative, and research and development expenses are exclusive of depreciation and amortization shown as a separate line item.
(3)As a result of the Transactions, the capital structure changed and earnings per share information is only presented for the period after the date of consummation of the Transactions.
(4)Historically, total members’ equity is in a deficit position because distributions to unitholders are made based on a modified basis of accounting used for internal purposes, which incorporates net revenue reported on a cash basis instead of accrual basis as required under accounting principles generally accepted in the United States (“GAAP”). As a result, distributions are typically made in advance of GAAP basis subscription revenue, which is recognized on a straight line basis over the subscription term.

(5)Represents total stockholders’ deficit attributable to MarketWise, Inc. divided by 22,505,103 shares of Class A common stock outstanding as of June 30, 2022.

RISK FACTORS
In consultation with your own advisors, you should carefully consider, among other matters, the factors set forth below, as well as the other information included or incorporated by reference in this Prospectus/Offer to Exchange, before deciding whether to participate in the Offer and Consent Solicitation. In particular, you should carefully consider, among other things, the factors described under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as updated by our subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each of which are incorporated herein by reference. If any of the risks contained in or incorporated by reference into this Prospectus/Offer to Exchange develop into actual events, our business, financial condition, liquidity, results of operations, and prospects could be materially and adversely affected. Some statements in this Prospectus/Offer to Exchange, including statements in the following risk factors, constitute forward-looking statements. See the “Cautionary Note Regarding Forward Looking Statements” section in this Prospectus/Offer to Exchange.
Risks Related to Our Business
For a discussion of certain risks applicable to our business and operations, please refer to the section entitled “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
Risks Related to Our Warrants and the Offer and Consent Solicitation
The Warrant Amendment, if approved, will allow us to require that all outstanding warrants be exchanged for Class A common stock at a ratio 10% lower than the exchange ratio applicable to the Offer.
If we complete the Offer and Consent Solicitation and obtain the requisite approval of the Warrant Amendment by holders of the warrants, the Company will have the right to require holders of all warrants that remain outstanding upon the closing of the Offer to exchange each of their warrants for 0.17325 shares of Class A common stock. This represents a ratio of shares of Class A common stock per warrant that is 10% less than the exchange ratio applicable to the Offer. Although we intend to require an exchange of all remaining outstanding warrants as a result of the approval of the Warrant Amendment, we would not be required to effect such an exchange and may defer doing so, if ever, until most economically advantageous to us.
Pursuant to the terms of the Warrant Agreement, the consent of holders of at least 50% of each of the outstanding public warrants and the outstanding private placement warrants is required to approve the Warrant Amendment. Therefore, one of the conditions to the adoption of the Warrant Amendment is the receipt of the consent of holders of at least 50% of each of the outstanding public warrants and the outstanding private placement warrants. Pursuant to the Tender and Support Agreement, parties representing approximately 57.9% and 52.4% of the outstanding public warrants and outstanding private placement warrants, respectively, have agreed to tender their public warrants and private placement warrants (as applicable) in the Offer and to consent to the Warrant Amendment in the Consent Solicitation. Accordingly, because holders of approximately 57.9% of our outstanding public warrants and approximately 52.4% of our private placement warrants have agreed to consent to the Warrant Amendment in the Consent Solicitation, if the other conditions described herein are satisfied or waived, then the Warrant Amendment will be adopted.
If adopted, we currently intend to require the exchange of all outstanding warrants for shares of Class A common stock as provided in the Warrant Amendment, which would result in the holders of any remaining outstanding warrants receiving approximately 10% fewer shares than if they had tendered their warrants in the Offer.
The exchange of warrants for Class A common stock will increase the number of shares eligible for future resale and result in dilution to our stockholders.
Our warrants may be exchanged for shares of Class A common stock pursuant to the Offer, which will increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders, although there can be no assurance that such warrant exchange will be completed or that all of the holders of the warrants will elect to participate in the Offer. Any warrants remaining outstanding after the exchange likely will be exercised only if the $11.50 per share exercise price is below the market price of our Class A common stock. We also intend to require an exchange of all remaining outstanding warrants assuming the approval of the Warrant Amendment. To the extent such warrants are exchanged following the approval of the Warrant Amendment or exercised, additional shares of Class A common stock will be issued. These issuances of Class A common stock will result in dilution to our stockholders and increase the number of shares eligible for resale in the public market.
We have not obtained a third-party determination that the Offer or the Consent Solicitation is fair to warrant holders.
None of our board of directors, our officers or employees, our affiliates, the dealer manager, the exchange agent, or the information agent makes any recommendation as to whether you should exchange some or all of your warrants or consent to the Warrant Amendment. We have not retained, and do not intend to retain, any unaffiliated representative to act on behalf of the warrant holders for purposes of negotiating the Offer or Consent Solicitation or preparing a report concerning the fairness of the Offer or the Consent Solicitation. You must make your own independent decision regarding your participation in the Offer and the Consent Solicitation.
There is no guarantee that tendering your warrants in the Offer will put you in a better future economic position.
We can give no assurance as to the market price of our Class A common stock in the future. If you choose to tender some or all of your warrants in the Offer, future events may cause an increase in the market price of our Class A common stock and warrants, which may result in a lower value realized by participating in the Offer than you might have realized if you did not exchange your warrants. Similarly, if you do not tender your warrants in the Offer, there can be no assurance that you can sell your warrants (or exercise them for shares of Class A common stock) in the future at a higher value than would have been obtained by participating in the Offer. In addition, if the Warrant Amendment is adopted, and you choose not to tender some or all of your warrants in the Offer, you may receive fewer shares than if you had tendered your warrants in the Offer. You should consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.
The number of shares of Class A common stock offered in the Offer is fixed. The market price of our Class A common stock may fluctuate, and the market price of our Class A common stock when we deliver our Class A common stock in exchange for your warrants could be less than the market price at the time you tender your warrants.
The number of shares of Class A common stock offered in the Offer for each warrant accepted for exchange is fixed at the number of shares specified on the cover of this Prospectus/Offer to Exchange and will fluctuate in value if there is any increase or decrease in the market price of our Class A common stock or the warrants after the date of this Prospectus/Offer to Exchange. Therefore, the market price of our Class A common stock when we deliver Class A common stock in exchange for your warrants could be less than the market price of the warrants at the time you tender your warrants. The market price of our Class A common stock could continue to fluctuate and be subject to volatility during the period of time between when we accept warrants for exchange in the Offer and when we deliver Class A common stock in exchange for warrants, or during any extension of the Offer Period.
We may amend the terms of the warrants in a manner that may be adverse to holders of the warrants with the approval of the holders of at least 50% of each of the then-outstanding public warrants and private placement warrants. As a result, the exercise price of your warrants could be increased, the exercise period could be shortened, and the number of shares of Class A common stock purchasable upon exercise of a warrant could be decreased, all without a warrant holder’s approval.
The warrants are issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of each of the then-outstanding public warrants and private placement warrants to make any change that adversely affects the interests of the registered holders of warrants. Accordingly, we may amend the terms of the warrants in a manner adverse to a holder if holders of at least 50% of each of the then-outstanding public warrants and private placement warrants approve of such amendment. Although our ability to amend the terms of the warrants with the consent of at least 50% of each of the then-outstanding public warrants and private placement warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, exchange the warrants for cash or Class A common stock, shorten the exercise period, or decrease the number of shares of Class A common stock purchasable upon exercise of a warrant.
Registration of the shares of our Class A common stock issuable upon exercise of the warrants under the Securities Act may not be in place when an investor desires to exercise warrants.
Under the terms of the Warrant Agreement, we are obligated to file and maintain an effective registration statement under the U.S. Securities Act of 1933, as amended (the “Securities Act”), covering the issuance of shares of our Class A common stock issuable upon exercise of the warrants, and thereafter will use our commercially reasonable efforts to maintain a current prospectus relating to the Class A common stock issuable upon exercise of the warrants, until the expiration of the warrants in accordance with the provisions of the Warrant Agreement. We cannot assure you that we will be able to do so if, for example, any facts or events arise that represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct, or the SEC issues a stop order. If the shares issuable upon exercise of the warrants are not registered under the Securities Act, we are required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying shares of Class A common stock for sale under all applicable state securities laws.
We may redeem your unexpired warrants that are not exchanged prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.
We will have the ability to redeem outstanding warrants (excluding any private warrants held by the Sponsor or their permitted transferees) at any time after they become exercisable and prior to their expiration, at $0.01 per warrant, provided that the last reported sales price of our Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations, and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we send proper notice of such redemption, provided that on the date we give notice of redemption and during the entire period thereafter until the time it redeems the warrants, we have an effective registration statement under the Securities Act covering the shares of our Class A common stock issuable upon exercise of the warrants and a current prospectus relating to them is available. We will also have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at $0.10 per warrant, provided that (i) the last reported sales price of our Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations, and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we send proper notice of such redemption and (ii) if the last reported sales price of our Class A common stock is less than $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations, and the like), the private placement warrants are also concurrently called for redemption on the same terms as the outstanding public warrants. If and when the warrants that are not exchanged become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force a warrant holder to (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants, or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, will be substantially less than the market value of your warrants.
The liquidity of the warrants that are not exchanged may be reduced.
If the Warrant Amendment is approved, it is unlikely that any warrants will remain outstanding following the completion of the Offer and Consent Solicitation. See “—The Warrant Amendment, if approved, will allow us to require that all outstanding warrants be exchanged for Class A common stock at a ratio 10% lower than the exchange ratio applicable to the Offer.” However, if any unexchanged warrants remain outstanding, then the ability to sell such warrants may become more limited due to the reduction in the number of warrants outstanding upon completion of the Offer and Consent Solicitation. Additionally, if we fail to satisfy the Nasdaq’s listing requirements as a result of the exchange, such as by having fewer than 300 round lot holders, then the market for unexchanged warrants will be further impaired. A more limited trading market might adversely affect the liquidity, market price, and price volatility of unexchanged warrants. If there continues to be a market for our unexchanged warrants, these securities may trade at a discount to the price at which the securities would trade if the number outstanding were not reduced, depending on the market for similar securities and other factors.
Nasdaq may delist our public warrants from trading on its exchange, which could limit public warrant holders’ ability to make transactions in our public warrants.
If the Warrant Amendment is approved, it is unlikely that any warrants will remain outstanding following the completion of the Offer and Consent Solicitation. See “—The Warrant Amendment, if approved, will allow us to require that all outstanding warrants be exchanged for Class A common stock at a ratio 10% lower than the exchange ratio applicable to the Offer.” However, if any unexchanged warrants remain outstanding following the completion of the Offer and Consent Solicitation, we cannot assure you that our warrants will continue to be listed on the Nasdaq in the future. In order to continue listing our warrants on the Nasdaq, there must be a minimum of at least two registered and active market makers for our warrants.
If a sufficient number of our warrant holders exchange their warrants for shares of Class A common stock in the Offer, there may no longer be at least two registered and active market makers for our warrants as required by the Nasdaq, and the Nasdaq could delist our warrants.
If the Nasdaq delists our warrants from trading on its exchange and we are not able to list our securities on another national securities exchange, our warrants could be quoted on an over-the-counter market. However, even if this were to occur, holders of warrants could face significant material adverse consequences, including:
•a limited availability of market quotations for the warrants;
•reduced liquidity for the warrants; and
•the risk that any market makers that do initially make a market in our unexchanged warrants eventually cease to do so.

THE OFFER AND CONSENT SOLICITATION
Participation in the Offer and Consent Solicitation involves a number of risks, including, but not limited to, the risks identified in the section entitled “Risk Factors.” Warrant holders should carefully consider these risks and are urged to speak with their personal legal, financial, investment, and/or tax advisor as necessary before deciding whether or not to participate in the Offer and Consent Solicitation. In addition, we strongly encourage you to read this Prospectus/Offer to Exchange in its entirety, and the information and documents that have been included herein or are incorporated herein by reference, before making a decision regarding the Offer and Consent Solicitation.
General Terms
Until the Expiration Date, we are offering to holders of our warrants the opportunity to receive 0.1925 shares of Class A common stock in exchange for each warrant they hold. Holders of the warrants tendered for exchange will not have to pay the exercise price for the tendered warrants in order to receive shares of Class A common stock pursuant to the Offer. Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered warrants.
No fractional shares will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Class A common stock on the Nasdaq on the last trading day of the Offer Period, less any applicable withholding taxes.
As part of the Offer, we are also soliciting from the holders of the warrants their consent to the Warrant Amendment, which, if approved, will permit the Company to require that all warrants outstanding upon completion of the Offer be exchanged for shares of Class A common stock at a ratio of 0.17325 shares of Class A common stock per warrant, which is a ratio 10% less than the exchange ratio applicable to the Offer. The Warrant Amendment will permit us to eliminate all of the warrants that remain outstanding after the Offer is consummated. A copy of the Warrant Amendment is attached hereto as Annex A. We urge that you carefully read the Warrant Amendment in its entirety. Pursuant to the terms of the Warrant Agreement, the consent of holders of at least 50% of each of the then-outstanding public warrants and private placement warrants is required to approve the Warrant Amendment.
Holders who tender warrants for exchange in the Offer will automatically be deemed, without any further action, to have given their consent to approval of the Warrant Amendment (effective upon our acceptance of the tendered warrants). The consent to the Warrant Amendment is a part of the Letter of Transmittal and Consent relating to the warrants.
You cannot tender any warrants for exchange in the Offer without giving your consent to the Warrant Amendment. Thus, before deciding whether to tender any warrants, you should be aware that a tender of public warrants may result in the approval of the Warrant Amendment.
The Offer and Consent Solicitation is subject to the terms and conditions contained in this Prospectus/Offer to Exchange and the Letter of Transmittal and Consent.
You may tender some or all of your warrants into the Offer.
If you elect to tender warrants in the Offer and Consent Solicitation, please follow the instructions in this Prospectus/Offer to Exchange and the related documents, including the Letter of Transmittal and Consent.
If you tender warrants, you may withdraw your tendered warrants at any time before the Expiration Date and retain them on their current terms, or amended terms if the Warrant Amendment is approved, by following the instructions herein. In addition, warrants that are not accepted by us for exchange by October 12, 2022 may thereafter be withdrawn by you until such time as the warrants are accepted by us for exchange.

Corporate Information
Our principal executive offices are located at 1125 N. Charles St., Baltimore, Maryland 21201, and our telephone number is (888) 261-2693. We maintain a website at www.marketwise.com where general information about us is available. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this Prospectus/Offer to Exchange or the registration statement of which it forms a part, and the inclusion of our website address in this Prospectus/Offer to Exchange is an inactive textual reference only.
Our Class A common stock and public warrants are listed on the Nasdaq under the symbols “MKTW” and “MKTWW,” respectively.
Warrants Subject to the Offer
The warrants subject to the Offer were issued in connection with ADAC’s initial public offering. Each warrant entitles the holder to purchase one share of our Class A common stock at a price of $11.50 per share, subject to adjustment. The public warrants are quoted on the Nasdaq under the symbol “MKTWW.” As of September 12, 2022, a total of 30,979,993 warrants were outstanding, including 20,699,993 public warrants and 10,280,000 private placement warrants. Pursuant to the Offer, we are offering up to an aggregate of 5,963,648 shares of our Class A common stock in exchange for the public warrants.
Offer Period
The Offer and Consent Solicitation will expire on the Expiration Date, which is 11:59 p.m., Eastern Time, on September 14, 2022, or such later time and date to which we may extend. We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which the Offer and Consent Solicitation is open. There can be no assurance that we will exercise our right to extend the Offer Period. During any extension, all warrant holders who previously tendered warrants will have a right to withdraw such previously tendered warrants until the Expiration Date, as extended. If we extend the Offer Period, we will make a public announcement of such extension by no later than 9:00 a.m., Eastern Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.
We may withdraw the Offer and Consent Solicitation only if the conditions to the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Upon any such withdrawal, we are required by Rule 13e-4(f)(5) under the Exchange Act to promptly return the tendered warrants. We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law.
At the expiration of the Offer Period, the current terms of the warrants will continue to apply to any unexchanged warrants, or the amended terms if the Warrant Amendment is approved, until the warrants expire on July 21, 2026, subject to certain terms and conditions.
Amendments to the Offer and Consent Solicitation
We reserve the right, at any time or from time to time, to amend the Offer and Consent Solicitation, including by increasing or (if the conditions to the Offer are not satisfied) decreasing the exchange ratio of Class A common stock issued for every warrant exchanged or by changing the terms of the Warrant Amendment.
If we make a material change in the terms of the Offer and Consent Solicitation or the information concerning the Offer and Consent Solicitation, or if we waive a material condition of the Offer and Consent Solicitation, we will extend the Offer and Consent Solicitation to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open after material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changed terms or information.
If we increase or decrease the exchange ratio of our Class A common stock issuable in exchange for a warrant, the amount of warrants sought for tender, or the dealer manager’s soliciting fee, and the Offer and Consent

Solicitation is scheduled to expire at any time earlier than the end of the tenth business day from the date that we first publish, send, or give notice of such an increase or decrease, then we will extend the Offer and Consent Solicitation until the expiration of that ten-business-day period.
Other material amendments to the Offer and Consent Solicitation may require us to extend the Offer and Consent Solicitation for a minimum of five business days.
Partial Exchange Permitted
Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered warrants. If you choose to participate in the Offer, you may tender less than all of your warrants pursuant to the terms of the Offer. No fractional shares will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Class A common stock on the Nasdaq on the last trading day of the Offer Period, less any applicable withholding taxes.
Conditions to the Offer and Consent Solicitation
The Offer and Consent Solicitation are conditioned upon the following:
•the registration statement, of which this Prospectus/Offer to Exchange forms a part, shall have become effective under the Securities Act, and shall not be the subject of any stop order or proceeding seeking a stop order;
•no action or proceeding by any government or governmental, regulatory, or administrative agency, authority, or tribunal or any other person, domestic or foreign, shall have been threatened, instituted, or pending before any court, authority, agency, or tribunal that directly or indirectly challenges the making of the Offer or the tender of some or all of the warrants pursuant to the Offer or otherwise relates in any manner to the Offer;
•there shall not have been any action threatened, instituted, pending, or taken, or approval withheld, or any statute, rule, regulation, judgment, order, or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced, or deemed to be applicable to the Offer or Consent Solicitation or us, by any court or any authority, agency, or tribunal that, in our reasonable judgment, would or might, directly or indirectly, (i) make the acceptance for exchange of, or exchange for, some or all of the warrants illegal or otherwise restrict or prohibit completion of the Offer or Consent Solicitation or (ii) delay or restrict our ability, or render us unable, to accept for exchange or exchange some or all of the warrants; and
•there shall not have occurred: (i) any general suspension of trading in securities in U.S. securities or financial markets; (ii) a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States; (iii) any limitation (whether or not mandatory) by any government or governmental, regulatory, or administrative authority, agency, or instrumentality, domestic or foreign, or other event that, in our reasonable judgment, would or would be reasonably likely to affect the extension of credit by banks or other lending institutions; or (iv) a natural disaster, a significant worsening of the ongoing COVID-19 pandemic, an outbreak of a pandemic or contagious disease other than COVID-19, or a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including, but not limited to, catastrophic terrorist attacks against the United States or its citizens, which, in our reasonable judgment, is or may be materially adverse to us or otherwise makes it inadvisable for us to proceed with the Offer and Consent Solicitation.
The Consent Solicitation is conditioned on our receiving the consent of holders of at least 50% of each of the then-outstanding public warrants and private placement warrants to approve the Warrant Amendment (which is the minimum threshold required to amend the Warrant Agreement).

We will not complete the Offer and Consent Solicitation unless and until the registration statement described above is effective. If the registration statement is not effective at the Expiration Date, we may, in our discretion, extend, suspend, or cancel the Offer and Consent Solicitation, and will inform warrant holders of such event. If we extend the Offer Period, we will make a public announcement of such extension and the new Expiration Date by no later than 9:00 a.m., Eastern Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.
In addition, as to any warrant holder, the Offer and Consent Solicitation is conditioned upon such warrant holder desiring to tender warrants in the Offer delivering to the exchange agent in a timely manner the holder’s warrants to be tendered and any other required paperwork, all in accordance with the applicable procedures described in this Prospectus/Offer to Exchange and set forth in the Letter of Transmittal and Consent.
The foregoing conditions are solely for our benefit, and we may assert one or more of the conditions, in whole or in part, prior to the Expiration Date. We may also, in our sole and absolute discretion, waive these conditions in whole or in part, subject to the potential requirement to disseminate additional information and extend the Offer Period. The determination by us as to whether any condition has been satisfied shall be conclusive and binding on all parties. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed a continuing right which may be asserted at any time and from time to time prior to the Expiration Date. If any of the conditions described above are not satisfied prior to the Expiration Date, we will promptly disclose our decision whether or not to waive such condition and, if the condition is material, we may be required to extend the Offer Period.
We may withdraw the Offer and Consent Solicitation only if the conditions of the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered warrants (and the related consent to the Warrant Amendment will be revoked). We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law.
No Recommendation; Warrant Holder’s Own Decision
None of our board of directors, our officers or employees, our affiliates, the dealer manager, the exchange agent, or the information agent is making any recommendations to any warrant holder as to whether to exchange their warrants and deliver their consent to the Warrant Amendment. Each warrant holder must make its own decision as to whether to tender warrants for exchange pursuant to the Offer and consent to the amendment of the Warrant Agreement pursuant to the Consent Solicitation.
Procedure for Tendering Warrants for Exchange and Consenting to the Warrant Amendment
Issuance of Class A common stock upon exchange of warrants pursuant to the Offer and acceptance by us of warrants for exchange pursuant to the Offer and providing your consent to the Warrant Amendment will be made only if warrants are properly tendered pursuant to the procedures described below and set forth in the Letter of Transmittal and Consent. A tender of warrants pursuant to such procedures, if and when accepted by us, will constitute a binding agreement between the tendering holder of warrants and us upon the terms and subject to the conditions of the Offer and Consent Solicitation. The proper tender of your warrants will constitute a consent to the Warrant Amendment with respect to each warrant tendered.
A tender of warrants made pursuant to any method of delivery set forth herein will also constitute an agreement and acknowledgement by the tendering warrant holder that, among other things: (i) the warrant holder agrees to exchange the tendered warrants on the terms and conditions set forth in this Prospectus/Offer to Exchange and Letter of Transmittal and Consent, in each case, as may be amended or supplemented prior to the Expiration Date; (ii) the warrant holder consents to the Warrant Amendment; (iii) the Offer is discretionary and may be extended, modified, suspended, or terminated by us as provided herein; (iv) such warrant holder is voluntarily participating in the Offer; (v) the future value of our warrants and Class A common stock is unknown and cannot be predicted with certainty; (vi) such warrant holder has read this Prospectus/Offer to Exchange, the Letter of Transmittal and Consent, and the Warrant Amendment; and (viii) regardless of any action that the Company takes with respect to any or all income/capital gains tax, social security or insurance, transfer tax, or other tax-related items (“Tax Items”) related to the

Offer and the disposition of warrants, the ultimate liability for all Tax Items is and remains the responsibility solely of the holder, and in that regard, such holder will authorize the Company to withhold all applicable Tax Items legally payable by such holder.
Registered Holders of Warrants; Beneficial Owners of Warrants
For purposes of the tender procedures set forth below, the term “registered holder” means any person in whose name warrants are registered on our books or who is listed as a participant in a clearing agency’s security position listing with respect to the warrants.
Persons whose warrants are held through a direct or indirect participant of The Depository Trust Company (“DTC”), such as a broker, dealer, commercial bank, trust company, or other financial intermediary, are not considered registered holders of those warrants but are “beneficial owners.” Beneficial owners cannot directly tender warrants for exchange pursuant to the Offer. Instead, a beneficial owner must instruct its broker, dealer, commercial bank, trust company, or other financial intermediary to tender warrants for exchange on behalf of the beneficial owner. See “—Required Communications by Beneficial Owners.”
Tendering Warrants Using Letter of Transmittal and Consent
A registered holder of warrants may tender their warrants for exchange using a Letter of Transmittal and Consent in the form provided by us with this Prospectus/Offer to Exchange. A Letter of Transmittal and Consent is to be used only if delivery of warrants is to be made by book-entry transfer to the exchange agent’s account at DTC pursuant to the procedures set forth in “—Tendering Warrants Using Book-Entry Transfer”; provided, however, that it is not necessary to execute and deliver a Letter of Transmittal and Consent if instructions with respect to the tender of such warrants are transmitted through DTC’s Automated Tender Offer Program (“ATOP”). If you are a registered holder of warrants, unless you intend to tender those warrants through ATOP, you should complete, execute, and deliver a Letter of Transmittal and Consent to indicate the action you desire to take with respect to the Offer and Consent Solicitation.
In order for warrants to be properly tendered for exchange pursuant to the Offer using a Letter of Transmittal and Consent, the registered holder of the warrants being tendered must ensure that the exchange agent receives the following: (i) a properly completed and duly executed Letter of Transmittal and Consent, in accordance with the instructions of the Letter of Transmittal and Consent (including any required signature guarantees); (ii) delivery of the warrants by book-entry transfer to the exchange agent’s account at DTC; and (iii) any other documents required by the Letter of Transmittal and Consent.
In the Letter of Transmittal and Consent, the tendering registered warrant holder must set forth: (i) its name and address; (ii) the number of warrants being tendered by the holder for exchange; and (iii) certain other information specified in the form of Letter of Transmittal and Consent.
In certain cases, all signatures on the Letter of Transmittal and Consent must be guaranteed by an Eligible Institution (as defined below). See “—Signature Guarantees.”
If the Letter of Transmittal and Consent is signed by someone other than the registered holder of the tendered warrants (for example, if the registered holder has assigned the warrants to a third-party), or if our shares of Class A common stock to be issued upon exchange of the tendered warrants are to be issued in a name other than that of the registered holder of the tendered warrants, the tendered warrants must be properly accompanied by appropriate assignment documents, in either case, signed exactly as the name(s) of the registered holder(s) appear on the warrants, with the signature(s) on the warrants or assignment documents guaranteed by an Eligible Institution.
Any warrants duly tendered and delivered as described above shall be automatically cancelled upon the issuance of Class A common stock in exchange for such warrants as part of the completion of the Offer.
Signature Guarantees
In certain cases, all signatures on the Letter of Transmittal and Consent must be guaranteed by an “Eligible Institution.” An “Eligible Institution” is a bank, broker dealer, credit union, savings association, or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association, or other entity that is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Exchange Act.
Signatures on the Letter of Transmittal and Consent need not be guaranteed by an Eligible Institution if (i) the Letter of Transmittal and Consent is signed by the registered holder of the warrants tendered therewith exactly as the name of the registered holder appears on such warrants and such holder has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” in the Letter of Transmittal and Consent, or (ii) such warrants are tendered for the account of an Eligible Institution. In all other cases, an Eligible Institution must guarantee all signatures on the Letter of Transmittal and Consent by completing and signing the table in the Letter of Transmittal and Consent entitled “Guarantee of Signature(s).”
Required Communications by Beneficial Owners
Persons whose warrants are held through a direct or indirect DTC participant, such as a broker, dealer, commercial bank, trust company, or other financial intermediary, are not considered registered holders of those warrants, but are “beneficial owners,” and must instruct the broker, dealer, commercial bank, trust company, or other financial intermediary to tender warrants on their behalf. Your broker, dealer, commercial bank, trust company, or other financial intermediary should have provided you with an “Instructions Form” with this Prospectus/Offer to Exchange. The Instructions Form is also filed as an exhibit to the registration statement of which this Prospectus/Offer to Exchange forms a part. The Instructions Form may be used by you to instruct your broker or other custodian to tender and deliver warrants on your behalf.
Tendering Warrants Using Book-Entry Transfer
The exchange agent has established an account for the warrants at DTC for purposes of the Offer and Consent Solicitation. Any financial institution that is a participant in DTC’s system may make book-entry delivery of warrants by causing DTC to transfer such warrants into the exchange agent’s account in accordance with ATOP. However, even though delivery of warrants may be effected through book-entry transfer into the exchange agent’s account at DTC, a properly completed and duly executed Letter of Transmittal and Consent (with any required signature guarantees), or an “Agent’s Message” as described in the next paragraph, and any other required documentation, must in any case also be transmitted to and received by the exchange agent at its address set forth in this Prospectus/Offer to Exchange prior to the Expiration Date, or the guaranteed delivery procedures described under “—Guaranteed Delivery Procedures” must be followed.
DTC participants desiring to tender warrants for exchange pursuant to the Offer may do so through ATOP and, in that case, the participant need not complete, execute, and deliver a Letter of Transmittal and Consent. DTC will verify the acceptance and execute a book-entry delivery of the tendered warrants to the exchange agent’s account at DTC. DTC will then send an “Agent’s Message” to the exchange agent for acceptance. Delivery of the Agent’s Message by DTC will satisfy the terms of the Offer and Consent Solicitation as to execution and delivery of a Letter of Transmittal and Consent by the DTC participant identified in the Agent’s Message. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the warrants for exchange that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and Consent and that we may enforce such agreement against the participant. Any DTC participant tendering by book-entry transfer must expressly acknowledge that it has received and agrees to be bound by the Letter of Transmittal and Consent and that the Letter of Transmittal and Consent may be enforced against it.
Any warrants duly tendered and delivered as described above shall be automatically cancelled upon the issuance of Class A common stock in exchange for such warrants as part of the completion of the Offer.
Delivery of a Letter of Transmittal and Consent or any other required documentation to DTC does not constitute delivery to the exchange agent. See “—Timing and Manner of Deliveries.”

Guaranteed Delivery Procedures
If a registered holder of warrants desires to tender its warrants for exchange pursuant to the Offer, but (i) the procedure for book-entry transfer cannot be completed on a timely basis or (ii) time will not permit all required documents to reach the exchange agent prior to the Expiration Date, the holder can still tender its warrants if all the following conditions are met:
•the tender is made by or through an Eligible Institution;
•the exchange agent receives by hand, mail, overnight courier, facsimile, or electronic mail transmission, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this Prospectus/Offer to Exchange, with signatures guaranteed by an Eligible Institution; and
•a confirmation of a book-entry transfer into the exchange agent’s account at DTC of all warrants delivered electronically, together with a properly completed and duly executed Letter of Transmittal and Consent with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in accordance with ATOP), and any other documents required by the Letter of Transmittal and Consent, must be received by the exchange agent within two days that the Nasdaq is open for trading after the date the exchange agent receives such Notice of Guaranteed Delivery.
In any case where the guaranteed delivery procedure is utilized for the tender of warrants pursuant to the Offer, the issuance of Class A common stock for those warrants tendered for exchange pursuant to the Offer and accepted pursuant to the Offer will be made only if the exchange agent has timely received the applicable foregoing items.
Timing and Manner of Deliveries
UNLESS THE GUARANTEED DELIVERY PROCEDURES DESCRIBED ABOVE ARE FOLLOWED, WARRANTS WILL BE PROPERLY TENDERED ONLY IF, BY THE EXPIRATION DATE, THE EXCHANGE AGENT RECEIVES SUCH WARRANTS BY BOOK-ENTRY TRANSFER, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL AND CONSENT OR AN AGENT’S MESSAGE.
ALL DELIVERIES IN CONNECTION WITH THE OFFER AND CONSENT SOLICITATION, INCLUDING ANY LETTER OF TRANSMITTAL AND CONSENT AND THE TENDERED WARRANTS, MUST BE MADE TO THE EXCHANGE AGENT. NO DELIVERIES SHOULD BE MADE TO US. ANY DOCUMENTS DELIVERED TO US WILL NOT BE FORWARDED TO THE EXCHANGE AGENT AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. THE METHOD OF DELIVERY OF ALL REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING WARRANT HOLDERS. IF DELIVERY IS BY MAIL, WE RECOMMEND REGISTERED MAIL WITH RETURN RECEIPT REQUESTED (PROPERLY INSURED). IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.
Determination of Validity
All questions as to the form of documents and the validity, eligibility (including time of receipt), and acceptance for exchange of any tender of warrants will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders of warrants that we determine are not in proper form or reject tenders of warrants that may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of any particular warrant, whether or not similar defects or irregularities are waived in the case of other tendered warrants. Neither we nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of us or them incur any liability for failure to give any such notice.

Fees and Commissions
Tendering warrant holders who tender warrants directly to the exchange agent will not be obligated to pay any charges or expenses of the exchange agent, the dealer manager, or any brokerage commissions. Beneficial owners who hold warrants through a broker or bank should consult that institution as to whether or not such institution will charge the owner any service fees in connection with tendering warrants on behalf of the owner pursuant to the Offer and Consent Solicitation.
Transfer Taxes
We will pay all transfer taxes, if any, applicable to the transfer of warrants to us in the Offer. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. Other reasons transfer taxes could be imposed include (i) if our Class A common stock is to be registered or issued in the name of any person other than the person signing the Letter of Transmittal and Consent or (ii) if tendered warrants are registered in the name of any person other than the person signing the Letter of Transmittal and Consent. If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted with the Letter of Transmittal and Consent, the amount of those transfer taxes will be billed directly to the tendering holder and/or withheld from any payment due with respect to the warrants tendered by such holder.
Withdrawal Rights
By tendering warrants for exchange, a holder will be deemed to have validly delivered its consent to the Warrant Amendment. Tenders of warrants made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Consents to the Warrant Amendment in connection with the Consent Solicitation may be revoked at any time before the Expiration Date by withdrawing the tender of your warrants. A valid withdrawal of tendered warrants before the Expiration Date will be deemed to be a concurrent revocation of the related consent to the Warrant Amendment. Tenders of warrants and consent to the Warrant Amendment may not be withdrawn after the Expiration Date. If the Offer Period is extended, you may withdraw your tendered warrants at any time until the expiration of such extended Offer Period. After the Offer Period expires, such tenders are irrevocable; provided, however, that warrants that are not accepted by us for exchange by October 12, 2022 may thereafter be withdrawn by you until such time as the warrants are accepted by us for exchange.
To be effective, a written notice of withdrawal must be timely received by the exchange agent at its address identified in this Prospectus/Offer to Exchange. Any notice of withdrawal must specify the name of the person who tendered the warrants for which tenders are to be withdrawn and the number of warrants to be withdrawn. If the warrants to be withdrawn have been delivered to the exchange agent, a signed notice of withdrawal must be submitted prior to release of such warrants. In addition, such notice must specify the name of the registered holder (if different from that of the tendering warrant holder). A withdrawal may not be cancelled, and warrants for which tenders are withdrawn will thereafter be deemed not validly tendered for purposes of the Offer and Consent Solicitation. However, warrants for which tenders are withdrawn may be tendered again by following one of the procedures described above in this section entitled “—Procedure for Tendering Warrants for Exchange” at any time prior to the Expiration Date.
A beneficial owner of warrants desiring to withdraw tendered warrants previously delivered through DTC should contact the DTC participant through which such owner holds its warrants. In order to withdraw warrants previously tendered, a DTC participant may, prior to the Expiration Date, withdraw its instruction by (i) withdrawing its acceptance through DTC’s Participant Tender Offer Program (“PTOP”) function or (ii) delivering to the exchange agent, by mail, hand delivery, or facsimile transmission, notice of withdrawal of such instruction. The notice of withdrawal must contain the name and number of the DTC participant. A withdrawal of an instruction must be executed by a DTC participant as such DTC participant’s name appears on its transmission through the PTOP function to which such withdrawal relates. If the tender being withdrawn was made through ATOP, it may only be withdrawn through PTOP, and not by hard copy delivery of withdrawal instructions. A DTC participant may withdraw a tendered warrant only if such withdrawal complies with the provisions described in this paragraph.

A holder who tendered its warrants other than through DTC should send written notice of withdrawal to the exchange agent specifying the name of the warrant holder who tendered the warrants being withdrawn. All signatures on a notice of withdrawal must be guaranteed by an Eligible Institution, as described above in the section entitled “—Procedure for Tendering Warrants for Exchange—Signature Guarantees”; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the warrants being withdrawn are held for the account of an Eligible Institution. Withdrawal of a prior warrant tender will be effective upon receipt of the notice of withdrawal by the exchange agent. Selection of the method of notification is at the risk of the warrant holder, and notice of withdrawal must be timely received by the exchange agent.
All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding. Neither we nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.
Acceptance for Issuance of Shares
Upon the terms and subject to the conditions of the Offer and Consent Solicitation, we will accept for exchange warrants validly tendered until the Expiration Date, which is 11:59 p.m., Eastern Time, on September 14, 2022, or such later time and date to which we may extend. Our Class A common stock to be issued upon exchange of warrants pursuant to the Offer, along with written notice from Exchange Agent confirming the balance of any warrants not exchanged, will be delivered promptly following the Expiration Date. In all cases, warrants will only be accepted for exchange pursuant to the Offer after timely receipt by the exchange agent of (i) book-entry delivery of the tendered warrants, (ii) a properly completed and duly executed Letter of Transmittal and Consent, or compliance with ATOP where applicable, (iii) any other documentation required by the Letter of Transmittal and Consent, and (iv) any required signature guarantees.
For purposes of the Offer and Consent Solicitation, we will be deemed to have accepted for exchange warrants that are validly tendered and for which tenders are not withdrawn, unless we give written notice to the warrant holder of our non-acceptance.
Announcement of Results of the Offer and Consent Solicitation
We will announce the final results of the Offer and Consent Solicitation, including whether all of the conditions to the Offer and Consent Solicitation have been satisfied or waived and whether we will accept the tendered warrants for exchange, as promptly as practicable following the end of the Offer Period. The announcement will be made by a press release and by amendment to the Schedule TO we will file with the SEC in connection with the Offer and Consent Solicitation.
Background and Purpose of the Offer and Consent Solicitation
Our board of directors approved the Offer and Consent Solicitation on August 16, 2022. The purpose of the Offer and Consent Solicitation is to attempt to simplify our capital structure and reduce the potential dilutive impact of the warrants, thereby providing us with more flexibility for financing our operations in the future. The warrants that are tendered for exchange pursuant to the Offer will be retired and cancelled automatically upon the issuance of Class A common stock in exchange for such warrants pursuant to the Offer.
Agreements, Regulatory Requirements, and Legal Proceedings
Except for the Warrant Agreement and the Tender and Support Agreement, there are no present or proposed agreements, arrangements, understandings, or relationships between us, and any of our directors, executive officers, affiliates, or any other person relating, directly or indirectly, to the Offer and Consent Solicitation or to our securities that are the subject of the Offer and Consent Solicitation.
Pursuant to the Tender and Support Agreement, parties representing approximately 57.9% of the outstanding public warrants and 52.4% of the outstanding private placement warrants have agreed to tender their public warrants and private placement warrants (as applicable) in the Offer and to consent to the Warrant Amendment in the Consent

Solicitation. Accordingly, because holders of approximately 57.9% of our outstanding public warrants and approximately 52.4% of our outstanding private placement warrants have agreed to consent to the Warrant Amendment in the Consent Solicitation, if the other conditions described herein are satisfied or waived, then the Warrant Amendment will be adopted.
Except for the requirements of applicable federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or federal or state regulatory approvals to be obtained by us in connection with the Offer and Consent Solicitation. There are no antitrust laws applicable to the Offer and Consent Solicitation. The margin requirements under Section 7 of the Exchange Act, and the related regulations thereunder, are inapplicable to the Offer and Consent Solicitation.
There are no pending legal proceedings relating to the Offer and Consent Solicitation.
Interests of Directors, Executive Officers, and Others
We do not beneficially own any of the outstanding warrants. Certain of our directors may be deemed to beneficially own private placement warrants as outlined in the table below. Alpha Global Investments (“Alpha Global”) has agreed, pursuant to the Tender and Support Agreement, to tender such warrants pursuant to the Offer. Alpha Global will not receive any benefit by virtue of participation in the Offer or Consent Solicitation that is not shared on a pro rata basis with holders of the outstanding warrants exchanged pursuant to the Offer. None of our other directors, executive officers, or controlling persons or any of their respective affiliates are required to or have indicated that they will participate in the Offer.
The following table lists the warrants beneficially owned by our directors, executive officers, and controlling persons and any of their respective affiliates as of September 12, 2022:

Name	Aggregate Number of Public Warrants Beneficially Owned	Percentage of Public Warrants Beneficially Owned	Aggregate Number of Private Placement Warrants Beneficially Owned	Percentage of Private Placement Warrants Beneficially Owned
Alpha Global Investments(1)	—	—%	5,382,666	52.4%
__________________
(1)Mark Gerhard and Riaan Hodgson, each a director of the Company, share voting and investment discretion over the securities held by Alpha Global Investments and, as a result, may be deemed to share beneficial ownership of the securities held by Alpha Global. The address for Alpha Global is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

MARKET INFORMATION, DIVIDENDS, AND RELATED STOCKHOLDER MATTERS
Market Information of Class A Common Stock and Warrants
Our Class A common stock and public warrants are listed on the Nasdaq under the symbols “MKTW” and “MKTWW,” respectively. As of September 12, 2022, 27,933,763 shares of Class A common stock, 20,699,993 public warrants, and 10,280,000 private placement warrants were outstanding. The closing price of our Class A common stock and public warrants on September 12, 2022 was $2.80 and $0.53, respectively.
The following table sets forth, for the periods indicated, the high and low sales prices per share of ADAC’s Class A ordinary shares and public warrants as reported on The New York Stock Exchange (for dates prior to July 21, 2021, the date of the consummation of the Transactions) or our Class A common stock and public warrants as reported on the Nasdaq (for dates on or after July 21, 2021):

Quarter Ended	Low Sales Price of Class A Common Stock	High Sales Price of Class A Common Stock	Low Sales Price of Public Warrants	High Sales Price of Public Warrants
June 30, 2022	$2.28	$5.09	$0.17	$0.73
March 31, 2022	$4.03	$7.54	$0.50	$1.07
December 31, 2021	$5.56	$8.28	$0.85	$1.51
September 30, 2021	$6.55	$16.97	$0.83	$2.40
June 30, 2021	$9.86	$10.00	$0.99	$1.70
March 31, 2021	$9.71	$11.32	$0.93	$2.74
December 31, 2020	$9.57	$11.00	$0.93	$1.76
September 30, 2020	$9.83	$10.40	$1.20	$1.73
As of September 12, 2022, there were approximately 63 holders of record of our Class A common stock, one holder of record of our public warrants, and three holders of record of our private placement warrants. Such numbers do not include DTCC participants or beneficial owners holding securities through nominee names.
Dividends
We have never declared or paid any dividends on our Class A common stock or Class B common stock (collectively, the “common stock”). We currently intend to retain all available funds and any future earnings for the operation and expansion of our business, as well as for our previously disclosed share repurchase program. Accordingly, we do not currently pay dividends, and may not pay dividends, for the foreseeable future. The payment of any future dividends will be at the discretion of our board of directors and will depend on our results of operations, capital requirements, financial condition, prospects, contractual arrangements, any limitations on payment of dividends present in any debt agreements, and other factors that our board of directors may deem relevant.
Source and Amount of Funds
Because this transaction is an offer to holders to exchange their existing warrants for our Class A common stock, there is no source of funds or other cash consideration being paid by us to, or to us from, those tendering warrant holders pursuant to the Offer, other than the amount of cash paid in lieu of a fractional share in the Offer. We estimate that the total amount of cash required to complete the transactions contemplated by the Offer and Consent Solicitation, including the payment of any fees, expenses and other related amounts incurred in connection with the Offer and Consent Solicitation and the payment of cash in lieu of fractional shares, will be approximately $2.3 million. We expect to have sufficient funds to complete the transactions contemplated by the Offer and Consent Solicitation and to pay fees, expenses, and other related amounts from our cash on hand.

Exchange Agent
Continental Stock Transfer & Trust Company has been appointed as the exchange agent for the Offer and Consent Solicitation. The Letter of Transmittal and Consent and all correspondence in connection with the Offer should be sent or delivered by each holder of the warrants, or a beneficial owner’s custodian bank, depositary, broker, trust company, or other nominee, to the exchange agent at the address and telephone numbers set forth on the back cover page of this Prospectus/Offer to Exchange. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.
Information Agent
D.F. King & Co., Inc. has been appointed as the information agent for the Offer and Consent Solicitation, and will receive customary compensation for its services. Questions concerning tender procedures and requests for additional copies of this Prospectus/Offer to Exchange or the Letter of Transmittal and Consent should be directed to the information agent at the address and telephone numbers set forth on the back cover page of this Prospectus/Offer to Exchange.
Dealer Manager
We have retained BofA Securities, Inc. to act as dealer manager in connection with the Offer and Consent Solicitation and will pay the dealer manager a customary fee as compensation for its services. We will also reimburse the dealer manager for certain expenses. The obligations of the dealer manager to perform this function are subject to certain conditions. We have agreed to indemnify the dealer manager against certain liabilities, including liabilities under the federal securities laws. Questions about the terms of the Offer or Consent Solicitation may be directed to the dealer manager at its address and telephone number set forth on the back cover page of this Prospectus/Offer to Exchange.
The dealer manager and its affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage, and other financial and non-financial activities and services. The dealer manager and its affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they have received or will receive customary fees and expenses. The dealer manager acts as administrative agent for our $150 million revolving credit facility entered into on October 29, 2021.
In the ordinary course of their various business activities, the dealer manager and its affiliates, officers, directors, and employees may purchase, sell, or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps, and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities, and/or instruments of us (directly, as collateral securing other obligations, or otherwise) and/or persons and entities with relationships with us. The dealer manager and its affiliates may also communicate independent investment recommendations, market color, or trading ideas and/or publish or express independent research views in respect of such assets, securities, or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities, and instruments. In the ordinary course of its business, the dealer manager or its affiliates may at any time hold long or short positions, and may trade for their own accounts or the accounts of customers, in securities of the Company, including warrants, and, to the extent that the dealer manager or its affiliates own warrants during the Offer and Consent Solicitation, they may tender such warrants under the terms of the Offer and Consent Solicitation.
Fees and Expenses
The expenses of soliciting tenders of the warrants and the Consent Solicitation will be borne by us. The principal solicitations are being made by mail; however, additional solicitations may be made by facsimile transmission, telephone, or in person by the dealer manager and the information agent, as well as by our officers and other employees and affiliates.

You will not be required to pay any fees or commissions to us, the dealer manager, the exchange agent, or the information agent in connection with the Offer and Consent Solicitation. If your warrants are held through a broker, dealer, commercial bank, trust company, or other nominee that tenders your warrants on your behalf, your broker or other nominee may charge you a commission or service fee for doing so. You should consult your broker, dealer, commercial bank, trust company, or other nominee to determine whether any charges will apply.
Transactions and Agreements Concerning Our Securities
Other than as set forth below and (i) in the section of this Prospectus/Offer to Exchange entitled “Description of Securities” and (ii) as set forth in our certificate of incorporation (our “Charter”), there are no agreements, arrangements, or understandings between the Company, or any of our directors or executive officers, and any other person with respect to our securities that are the subject of the Offer and Consent Solicitation.
Neither we, nor any of our directors, executive officers, or controlling persons, or any executive officers, directors, managers, or partners of any of our controlling persons, has engaged in any transactions in our warrants in the last 60 days.
Tender and Support Agreement
Parties representing approximately 57.9% of the outstanding public warrants and 52.4% of the private placement warrants have agreed to tender their public warrants and private placement warrants (as applicable) in the Offer and consent to the Warrant Amendment in the Consent Solicitation pursuant to the Tender and Support Agreement.
Accordingly, because holders of approximately 57.9% of the outstanding public warrants and 52.4% of the private placement warrants outstanding have agreed to consent to the Warrant Amendment in the Consent Solicitation, if the other conditions described herein are satisfied or waived, then the Warrant Amendment will be adopted.
Registration Under the Exchange Act
The warrants currently are registered under the Exchange Act. This registration may be terminated upon application by us to the SEC if there are fewer than 300 record holders of the warrants. We currently do not intend to terminate the registration of the warrants, if any, that remain outstanding after completion of the Offer and Consent Solicitation. Notwithstanding any termination of the registration of our warrants, we will continue to be subject to the reporting requirements under the Exchange Act as a result of the continuing registration of our Class A common stock.
Accounting Treatment
We will account for the exchange of warrants as a Class A common stock issuance for no additional value. The par value of each share of Class A common stock issued in the Offer will be recorded as a decrease in Class A common stock and an increase in additional paid-in capital. Any cash paid in lieu of fractional shares will be recorded as a decrease in cash and an increase in additional paid-in capital. The Offer will not modify the current accounting treatment for the unexchanged warrants.
Absence of Appraisal or Dissenters’ Rights
Holders of the warrants do not have any appraisal or dissenters’ rights under applicable law in connection with the Offer and Consent Solicitation.
Material U.S. Federal Income Tax Consequences
The following discussion is a summary of the material U.S. federal income tax consequences of the receipt of Class A common stock in exchange for our warrants pursuant to the Offer or pursuant to the terms of the Warrant Amendment, the deemed exchange of warrants not exchanged for Class A common stock in the Offer for “new” warrants as a result of the Warrant Amendment, and the ownership and disposition of Class A common stock, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of our warrants or Class A common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the receipt of Class A common stock in exchange for our warrants pursuant to the Offer or pursuant to the terms of the Warrant Amendment, the deemed exchange of warrants not exchanged for Class A common stock in the Offer for “new” warrants as a result of the Warrant Amendment or the ownership and disposition of our Class A common stock.
This discussion is limited to holders that hold our warrants or will hold our Class A common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:
•U.S. expatriates and former citizens or long-term residents of the United States;
•persons holding our warrants or Class A common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
•banks, insurance companies, and other financial institutions;
•real estate investment trusts or regulated investment companies;
•brokers, dealers or traders in securities;
•“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
•S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);
•tax-exempt organizations or governmental organizations;
•persons deemed to sell our warrants or Class A common stock under the constructive sale provisions of the Code;
•persons who hold or receive our warrants or Class A common stock pursuant to the exercise of any employee stock option, in connection with the performance of services, or otherwise as compensation;
•tax-qualified retirement plans;
•“qualified foreign pension funds” as defined in Section 897(1) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and
•persons subject to special tax accounting rules as a result of any item of gross income with respect to the warrants or Class A common stock being taken into account in an applicable financial statement.
If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds our warrants or Class A common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our warrants or Class A common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE OFFER AND CONSENT SOLICITATION AND THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR WARRANTS OR OUR CLASS A COMMON STOCK ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.
U.S. Holders
For purposes of this discussion, a “U.S. Holder” is any beneficial owner of our warrants or Class A common stock received in exchange for warrants that, for U.S. federal income tax purposes, is or is treated as any of the following:
•an individual who is a citizen or resident of the United States;
•a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;
•an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.
Exchange of Warrants for Class A Common Stock
For those U.S. Holders of our warrants participating in the Offer and for any holders of our warrants subsequently exchanged for Class A common stock pursuant to the terms of the Warrant Amendment, we intend to treat the exchange of warrants for our Class A common stock as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code. Under such treatment, (i) you should not recognize any gain or loss on the exchange of warrants for shares of our Class A common stock (except to the extent of any cash payment is received in lieu of a fractional share in connection with the Offer or such subsequent exchange), (ii) your aggregate tax basis in the Class A common stock received in the exchange should equal your aggregate tax basis in your warrants surrendered in the exchange (except to the extent of any tax basis allocated to a fractional share for which a cash payment is received in connection with the Offer or such subsequent exchange), and (iii) your holding period for the Class A common stock received in the exchange should include your holding period for the surrendered warrants. Special tax basis and holding period rules apply to U.S. Holders that acquired different blocks of warrants at different prices or at different times. You should consult your tax advisor as to the applicability of these special rules to your particular circumstances. Any cash you receive in lieu of a fractional share of our Class A common stock pursuant to the Offer or a subsequent exchange pursuant to the terms of the Warrant Amendment should generally result in gain or loss to you equal to the difference between the cash received and your tax basis in the fractional share as described below under “—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Class A Common Stock.” Because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the exchange of our warrants for our Class A common stock, there can be no assurance in this regard, and alternative characterizations by the IRS or a court are possible, including ones that would require U.S. Holders to recognize taxable income. If our treatment of the exchange of our warrants for our Class A common stock were successfully challenged by the IRS and such exchange were not treated as a recapitalization for United States federal income tax purposes, exchanging U.S. Holders may be subject to taxation in a manner analogous to the rules applicable to dispositions of our Class A common stock described below under “—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Class A Common Stock.”
Although we believe the exchange of our warrants for our Class A common stock pursuant to the Offer or any subsequent exchange pursuant to the terms of the Warrant Amendment is a value-for-value transaction, because of the uncertainty inherent in any valuation, there can be no assurance that the IRS or a court would agree. If the IRS or a court were to view the exchange pursuant to the Offer or any subsequent exchange pursuant to the terms of the Warrant Amendment as the issuance of Class A common stock to an exchanging holder having a value in excess of the warrants surrendered by such holder, such excess value could be viewed as a constructive dividend or a fee received in consideration for consenting to the Warrant Amendment (which constructive dividend or fee may be taxable to you).
If you exchange our warrants for our Class A common stock pursuant to the Offer or if your warrants are subsequently exchanged for our Class A common stock pursuant to the terms of the Warrant Amendment, and if you hold 5% or more of our Class A common stock prior to the exchange, or if you hold warrants and other securities of ours prior to the exchange with a tax basis of $1 million or more, you will be required to file with your U.S. federal income tax return for the year in which the exchange occurs a statement setting forth certain information relating to the exchange (including the fair market value, immediately prior to the exchange, of the warrants transferred in the exchange and your tax basis, immediately prior to the exchange, in such warrants), and to maintain permanent records containing such information.
Warrants not Exchanged for Class A Common Stock
If the Warrant Amendment is approved, we intend to treat all warrants not exchanged for Class A common stock in the Offer as having been exchanged for “new” warrants pursuant to the Warrant Amendment and to treat such deemed exchange as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code. Under such treatment, (i) you should not recognize any gain or loss on the deemed exchange of warrants for “new” warrants, (ii) your aggregate tax basis in the “new” warrants deemed to be received in the exchange should equal your aggregate tax basis in your existing warrants deemed surrendered in the exchange, and (iii) your holding period for the “new” warrants deemed to be received in the exchange should include your holding period for the warrants deemed surrendered. Special tax basis and holding period rules apply to holders that acquired different blocks of our warrants at different prices or at different times. You should consult your tax advisor as to the applicability of these special rules to your particular circumstances.
Because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of a deemed exchange of our warrants for “new” warrants pursuant to the Warrant Amendment, there can be no assurance in this regard, and alternative characterizations by the IRS or a court are possible, including ones that would require U.S. Holders to recognize taxable income. If our treatment of the deemed exchange of our warrants for “new” warrants pursuant to the Warrant Amendment were successfully challenged by the IRS and such exchange were not treated as a recapitalization for United States federal income tax purposes, exchanging U.S. Holders may be subject to taxation in a manner analogous to the rules applicable to dispositions of Class A common stock described below under “—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Class A Common Stock.”
Taxation of Distributions on our Class A Common Stock
A U.S. Holder generally will be required to include in gross income as dividends the amount of any cash distribution paid on Class A common stock, to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of such current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Class A common stock, and to the extent in excess of such basis, will be treated as gain realized on the sale or other disposition of such Class A common stock and will be treated as described below under “—U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Class A common stock.”
Dividends paid to a U.S. Holder that is a taxable corporation will be taxable at regular corporate tax rates and generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With respect to non-corporate U.S. Holders and with certain exceptions, dividends may be “qualified dividend income,” which is taxed at the lower applicable long-term capital gain rate provided that the U.S. Holder satisfies certain holding period requirements and the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. If the holding period requirements are not satisfied, then non-

corporate U.S. Holders may be subject to tax on such dividends at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Class A Common Stock
Upon a sale or other taxable disposition of our Class A common stock, a U.S. Holder generally will recognize capital gain or loss. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for our Class A common stock (which is expected to include the U.S. Holder’s holding period in the warrants exchanged for such Class A common stock if the “recapitalization” treatment discussed above applies) so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
Generally, the amount of gain or loss recognized by a U.S. Holder in such disposition is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received and (ii) the U.S. Holder’s adjusted tax basis in its Class A common stock exchanged therefor.
Information Reporting and Backup Withholding
Distributions with respect to the Class A common stock to a U.S. Holder, regardless of whether such distributions constitute dividends, and proceeds from the sale, exchange or redemption of the Class A common stock by a U.S. Holder generally are subject to information reporting to the IRS and possible U.S. backup withholding, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if a U.S. Holder fails to furnish a correct taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and such holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.
Non-U.S. Holders
As used herein, a “Non-U.S. Holder” is a beneficial owner of our warrants or Class A common stock that is not a U.S. Holder.
Exchange of Warrants for our Class A Common Stock
A Non-U.S. Holder’s exchange of our warrants for our Class A common stock pursuant to the Offer or the terms of the Warrant Amendment, and the deemed exchange of warrants not exchanged for Class A common stock in the Offer for “new” warrants pursuant to the Warrant Amendment, should generally have the same tax consequences as described above with respect to U.S. Holders, except that if a Non-U.S. Holder is not engaged in the conduct of a trade or business within the United States, such Non-U.S. Holder should not be required to make the U.S. federal income tax filings required of U.S. Holders described above solely on account of the exchange of warrants for our Class A common stock pursuant to the Offer or the terms of the Warrant Amendment. Any cash you receive in lieu of a fractional share of our Class A common stock pursuant to the Offer should generally be treated as gain from the sale or other taxable disposition of our Class A common stock, which will be treated as described under “—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Class A Common Stock.”
Taxation of Distributions on our Class A Common Stock
In general, any distributions made to a Non-U.S. Holder with respect to our Class A common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes. Provided such dividends are not effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States, such dividends will be subject to withholding tax on the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides to the applicable withholding agent proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend for U.S. federal income tax purposes will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in our Class A common stock and then any remaining amount will be treated as gain realized from the sale or other disposition of our Class A common stock, which will be treated as described under “—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Class A Common Stock.”
Dividends paid to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such Non-U.S. Holder complies with certain certification requirements (usually by providing an IRS Form W-8ECI to the applicable withholding agent). Instead, such dividends will generally be subject to U.S. federal income tax on a net basis at the same individual or corporate rates applicable to U.S. Holders. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include such effectively connected dividends. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Class A Common Stock
Subject to the discussion below on backup withholding and the Foreign Account Tax Compliance Act, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized on a sale or other disposition of our Class A common stock unless:
•the Non-U.S. Holder is an individual that was present in the U.S. for 183 days or more during the taxable year of such disposition and certain other requirements are met;
•the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by such Non-U.S. Holder); or
•we are or have been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding such disposition and such Non-U.S. Holder’s holding period for our Class A common stock.

A Non-U.S. Holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our Class A common stock, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
Gain described in the second bullet point above generally will be subject to U.S. federal income tax on a net income basis at the same individual or corporate rates applicable to U.S. Holders. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming following the Offer, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition of our Class A common stock by a Non-U.S. Holder will not be subject to U.S. federal income tax if our Class A common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market and such Non-U.S. Holder owned, actually and constructively, 5% or less of our Class A common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period for our Class A common stock.
Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.
Information Reporting and Backup Withholding
Payments of dividends on our Class A common stock to a Non-U.S. Holder will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our Class A common stock paid to the Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Class A common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our Class A common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Foreign Account Tax Compliance Act
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our Class A common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of our Class A common stock. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of our Class A common stock, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in our Class A common stock.

Exchange Agent
The depositary and exchange agent for the Offer and Consent Solicitation is:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Additional Information; Amendments
We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Prospectus/Offer to Exchange is a part. We recommend that warrant holders review the Schedule TO, including the exhibits, and our other materials that have been filed with the SEC before making a decision on whether to accept the Offer and Consent Solicitation.
We will assess whether we are permitted to make the Offer and Consent Solicitation in all jurisdictions. If we determine that we are not legally able to make the Offer and Consent Solicitation in a particular jurisdiction, we will inform warrant holders of this decision. The Offer and Consent Solicitation is not made to those holders who reside in any jurisdiction where the offer or solicitation would be unlawful.
Our board of directors recognizes that the decision to accept or reject the Offer and Consent Solicitation is an individual one that should be based on a variety of factors and warrant holders should consult with personal advisors if they have questions about their financial or tax situation.
We are subject to the information requirements of the Exchange Act and, in accordance therewith, file and furnish reports and other information with the SEC. All reports and other documents we have filed or furnished with the SEC, including the registration statement on Form S-4 relating to the Offer and Consent Solicitation, or will file or furnish with the SEC in the future, can be accessed electronically on the SEC’s website at www.sec.gov. If you have any questions regarding the Offer and Consent Solicitation or need assistance, you should contact the information agent for the Offer and Consent Solicitation. You may request additional copies of this document, the Letter of Transmittal and Consent, or the Notice of Guaranteed Delivery from the information agent. All such questions or requests should be directed to:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers call: (212) 269-5550
Call Toll Free: (888) 605-1958
Email: marketwise@dfking.com
We will amend our offering materials, including this Prospectus/Offer to Exchange, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent, or given by us to warrant holders in connection with the Offer and Consent Solicitation.

DESCRIPTION OF SECURITIES
The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. You are encouraged to read the applicable provisions of Delaware law, the Charter, and our bylaws (the “Bylaws”) in their entirety for a complete description of the rights and preferences of our securities.
Authorized Capital Stock
Under the Charter and Bylaws, our authorized capital stock consists of:
•950,000,000 shares of Class A common stock, par value $0.0001 per share;
•300,000,000 shares of Class B common stock, par value $0.0001 per share (“Class B common stock”); and
•100,000,000 shares of preferred stock, par value $0.0001 per share.
Certain provisions of the Charter and Bylaws summarized below may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of common stock.
Common Stock
Class A Common Stock
Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.
Holders of shares of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.
Upon our dissolution or liquidation, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A common stock and our Class B common stock will be entitled to receive ratable portions of the remaining assets available for distribution; provided, that each holder of shares of our Class B common stock shall not be entitled to receive more than $0.0001 per share of our Class B common stock owned of record by such holder on the record date for such distribution and, upon receiving such amount, shall not be entitled to receive any other assets or funds with respect to such shares of our Class B common stock.
Holders of shares of our Class A common stock do not have preemptive, subscription, redemption, or conversion rights with respect to such shares of our Class A common stock. There will be no redemption or sinking fund provisions applicable to our Class A common stock.
Class B Common Stock
Each share of our Class B common stock entitles its holders to one vote per share on all matters presented to our stockholders generally.
Shares of our Class B common stock will be issued in the future only to the extent necessary to maintain a one-to-one ratio between the number of MarketWise Units held by the MarketWise Members and the number of shares of our Class B common stock issued and outstanding. Shares of our Class B common stock are transferable only together with an equal number of MarketWise Units. Only permitted transferees of MarketWise Units held by the members of MarketWise will be permitted transferees of our Class B common stock.

Holders of shares of our Class B common stock will vote together with holders of our Class A common stock as a single class on all matters presented to our stockholders for their vote or approval, except for certain amendments to the Charter described below or as otherwise required by applicable law or the Charter.
Holders of our Class B common stock do not have any right to receive dividends or to receive a distribution upon dissolution or liquidation other than the right to receive $0.0001 per share of our Class B common stock. Additionally, holders of shares of our Class B common stock do not have preemptive, subscription, redemption, or conversion rights with respect to such shares of our Class B common stock. There will be no redemption or sinking fund provisions applicable to our Class B common stock. Any amendment of the Charter that gives holders of our Class B common stock (1) any rights to receive dividends or any other kind of distribution other than in connection with a dissolution or liquidation, (2) any right to convert into or be exchanged for our Class A common stock, or (3) any other economic rights will require, in addition to stockholder approval, the affirmative vote of a majority of the holders of our Class A common stock voting separately as a class.
As of the date of this Prospectus/Offer to Exchange, the MarketWise Members own, in the aggregate, 291,092,303 shares of our Class B common stock.
Preferred Stock
The total of our authorized shares of preferred stock is 100,000,000 shares. We currently have no shares of preferred stock outstanding.
Under the terms of the Charter, our board of directors is authorized to direct MarketWise, Inc. to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges, and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges, and liquidation preferences, of each series of preferred stock.
The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings, and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of our Class A common stock by restricting dividends on our Class A common stock, diluting the voting power of our Class A common stock, or subordinating the liquidation rights of our Class A common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our Class A common stock.
Redeemable Warrants
Public Warrants
Each whole public warrant entitles the registered holder to purchase one share of our Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, except as discussed in the immediately succeeding paragraph. Pursuant to the Warrant Agreement, a public warrant holder may exercise its public warrants only for a whole number of shares of our Class A common stock. This means only a whole public warrant may be exercised at a given time by a public warrant holder. No fractional public warrants will be issued upon separation of the units and only whole public warrants will trade. Accordingly, unless you purchased at least two units, you will not be able to receive or trade a whole public warrant. The public warrants will expire July 21, 2026, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any shares of our Class A common stock pursuant to the exercise of a public warrant and will have no obligation to settle such public warrant exercise unless a registration statement under the Securities Act with respect to the shares of our Class A common stock underlying the public warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No public warrant will be exercisable and we will not be obligated to issue shares of our Class A common stock upon exercise of a public warrant unless the shares of our Class A common stock issuable upon such public warrant exercise has been registered, qualified, or deemed to be exempt under the securities laws of the state of residence of the registered holder of the public warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a public warrant, the holder of such public warrant will not be entitled to exercise such public warrant and such public warrant may have no value and expire worthless. In no event will we be required to net cash settle any public warrant. In the event that a registration statement is not effective for the exercised public warrants, the purchaser of a unit containing such public warrant will have paid the full purchase price for the unit solely for the shares of our Class A common stock underlying such unit.
We have agreed that we will use commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of our Class A common stock issuable upon exercise of the warrants. We will use commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the Warrant Agreement. If a registration statement covering the shares of our Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the Transactions, public warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise public warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our shares of our Class A common stock are at the time of any exercise of a public warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their public warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the public warrants for that number of shares of our Class A common stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of our Class A common stock underlying the public warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the public warrants by (y) the fair market value and (B) 0.361. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the shares of our Class A common stock for the ten trading days ending on the trading day prior to the date on which the notice of exercise is received by Continental Stock Transfer & Trust Company.
Redemption of Public Warrants When the Price Per Share of Class A Common Stock Equals or Exceeds $18.00
Once the public warrants become exercisable, we may call the public warrants for redemption:
•in whole and not in part;
•at a price of $0.01 per warrant;
•upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”) to each public warrant holder; and
•if, and only if, the closing price of the shares of our Class A common stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a public warrant as described under the heading “-Warrants-Public Warrants-Anti-Dilution Adjustments”) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the public warrant holders.
We will not redeem the public warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of our Class A common stock issuable upon exercise of the public warrants is then effective and a current prospectus relating to those shares of our Class A common stock is available throughout the 30-day redemption period. If and when the public warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the public warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the public warrants, each public warrant holder will be entitled to exercise his, her or its public warrant prior to the scheduled redemption date. However, the price of the shares of our Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a public warrant as described under the heading “―Warrants―Public Warrants―Anti-Dilution Adjustments”) as well as the $11.50 (for whole shares) public warrant exercise price after the redemption notice is issued.
Redemption of Public Warrants When the Price Per Share of Class A Common Stock Equals or Exceeds $10.00
Once the public warrants become exercisable, we may call the public warrants for redemption (except as described herein with respect to the private placement warrants):
•in whole and not in part;
•at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their public warrants on a cashless basis prior to redemption and receive that number of shares of our Class A common stock to be determined by reference to the table below, based on the redemption date and the “fair market value” of our shares of our Class A common stock (as defined below) except as otherwise described below;
•if, and only if, the closing price of our shares of our Class A common stock equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a public warrant as described under the heading “―Warrants―Public Warrants―Anti-Dilution Adjustments”) for any 20 trading days within the 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the public warrant holders; and
•if the closing price of the shares of our Class A common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the public warrant holders is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a public warrant as described under the heading “―Warrants―Public Warrants―Anti-Dilution Adjustments”), the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.
Beginning on the date the notice of redemption is given until the public warrants are redeemed or exercised, holders may elect to exercise their public warrants on a cashless basis. The numbers in the table below represent the number of shares of our Class A common stock that a public warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our shares of our Class A common stock on the corresponding redemption date (assuming holders elect to exercise their public warrants and such public warrants are not redeemed for $0.10 per warrant), determined for these purposes based on the volume weighted average price of our shares of our Class A common stock during the ten trading days immediately following the date on which the notice of redemption is sent to the holders of public warrants, and the number of months that the corresponding redemption date precedes the expiration date of the public warrants, each as set forth in the table below. We will provide our public warrant holders with the final fair market value no later than one business day after the ten-trading day period described above ends.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a public warrant or the exercise price of a public warrant is adjusted as set forth under the heading “―Anti-Dilution Adjustments” below.
If the number of shares issuable upon exercise of a public warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a public warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a public warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a public warrant. If the exercise price of a public warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “―Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the “Market Value” and the “Newly Issued Price” as set forth under the heading “―Anti-Dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “―Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a public warrant pursuant to such exercise price adjustment.

Redemption Date	Fair Market Value of Shares of Class A common stock
(period to expiration of warrants)	<$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	>$18.00
60 months	0.237	0.259	0.278	0.295	0.311	0.325	0.338	0.35	0.361
57 months	0.233	0.255	0.275	0.293	0.309	0.324	0.338	0.35	0.361
54 months	0.229	0.251	0.272	0.291	0.307	0.323	0.337	0.35	0.361
51 months	0.225	0.248	0.269	0.288	0.305	0.321	0.336	0.349	0.361
48 months	0.22	0.243	0.265	0.285	0.303	0.32	0.335	0.349	0.361
45 months	0.214	0.239	0.261	0.282	0.301	0.318	0.334	0.348	0.361
42 months	0.208	0.234	0.257	0.278	0.298	0.316	0.333	0.348	0.361
39 months	0.202	0.228	0.252	0.275	0.295	0.314	0.331	0.347	0.361
36 months	0.195	0.222	0.247	0.271	0.292	0.312	0.33	0.346	0.361
33 months	0.187	0.215	0.241	0.266	0.288	0.309	0.328	0.345	0.361
30 months	0.179	0.208	0.235	0.261	0.284	0.306	0.326	0.345	0.361
27 months	0.17	0.199	0.228	0.255	0.28	0.303	0.324	0.343	0.361
24 months	0.159	0.19	0.22	0.248	0.274	0.299	0.322	0.342	0.361
21 months	0.148	0.179	0.21	0.24	0.268	0.295	0.319	0.341	0.361
18 months	0.135	0.167	0.2	0.231	0.261	0.289	0.315	0.339	0.361
15 months	0.12	0.153	0.187	0.22	0.253	0.283	0.311	0.337	0.361
12 months	0.103	0.137	0.172	0.207	0.242	0.275	0.306	0.335	0.361
9 months	0.083	0.117	0.153	0.191	0.229	0.266	0.3	0.332	0.361
6 months	0.059	0.092	0.13	0.171	0.213	0.254	0.292	0.328	0.361
3 months	0.03	0.06	0.1	0.145	0.193	0.24	0.284	0.324	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.324	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of our Class A common stock to be issued for each public warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. For example, if the volume weighted average price of our shares of our Class A common stock during the ten trading days immediately following the date on which the notice of redemption is sent to the holders of the public warrants is $11.00 per share, and at such time there are 57 months until the expiration of the public warrants, holders may choose to, in connection with this redemption feature, exercise their public warrants for 0.255 shares of our Class A common stock for each whole public warrant.
For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of our shares of our Class A common stock during the ten trading days immediately following the date on which the notice of redemption is sent to the holders of the public warrants is $13.50 per share, and at such time there are 38 months until the expiration of the public warrants, holders may choose to, in connection with this redemption feature, exercise their public warrants for 0.284 shares of our Class A common stock for each whole public warrant. In no event will the public warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of our Class A common stock per public warrant (subject to adjustment). Finally, as reflected in the table above, if the public warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of our Class A common stock.
This redemption feature differs from the typical public warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of public warrants for cash (other than the private placement warrants) when the trading price for the shares of our Class A common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding public warrants to be redeemed when the shares of our Class A common stock are trading at or above $10.00 per share, which may be at a time when the trading price of our shares of our Class A common stock is below the exercise price of the public warrants. We have established this redemption feature to provide us with the flexibility to redeem the public warrants without the public warrants having to reach the $18.00 per share threshold set forth above under “―Redemption of Public Warrants When the Price Per our Class A Common Stock Equals or Exceeds $18.00.” Holders choosing to exercise their public warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their public warrants based on an option pricing model with a fixed volatility input as of the date of the final prospectus filed in connection with ADAC’s initial public offering. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding public warrants, and therefore have certainty as to our capital structure as the public warrants would no longer be outstanding and would have been exercised or redeemed and we will be required to pay the applicable redemption price to public warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the public warrants if we determine it is in our best interest to do so. As such, we would redeem the public warrants in this manner when we believe it is in our best interest to update our capital structure to remove the public warrants and pay the redemption price to the public warrant holders.
As stated above, we can redeem the public warrants when the shares of our Class A common stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing public warrant holders with the opportunity to exercise their public warrants on a cashless basis for the applicable number of shares. If we choose to redeem the public warrants when the shares of our Class A common stock are trading at a price below the exercise price of the public warrants, this could result in the public warrant holders receiving fewer shares of our Class A common stock than they would have received if they had chosen to wait to exercise their public warrants for shares of our Class A common stock if and when such shares of our Class A common stock were trading at a price higher than the exercise price of $11.50.
No fractional shares of our Class A common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of shares of our Class A common stock to be issued to the holder.
Redemption Procedures
A holder of a public warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such public warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to Continental Stock Transfer and Trust Company’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as specified by the holder) of the shares of our Class A common stock outstanding immediately after giving effect to such exercise.
Anti-Dilution Adjustments
If the number of outstanding shares of our Class A common stock is increased by a share capitalization payable in shares of our Class A common stock, or by a stock split or other similar event, then, on the effective date of such share capitalization, stock split, or similar event, the number of shares of our Class A common stock issuable on exercise of each public warrant will be increased in proportion to such increase in the outstanding number of shares of common stock. A rights offering to holders of our Class A common stock entitling holders to purchase shares of our Class A common stock at a price less than the “historical fair market value” (as defined below) will be deemed a share capitalization of a number of shares of our Class A common stock equal to the product of (i) the number of shares of our Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of our Class A common stock) multiplied by (ii) one minus the quotient of (x) the price per share of our Class A common stock paid in such rights offering and divided by (y) the historical fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of our Class A common stock, in determining the price payable for shares of our Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of shares of our Class A common stock as reported during the ten-trading day period ending on the trading day prior to the first date on which the shares of our Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the public warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities, or other assets to holders of shares of our Class A common stock on account of such shares of our Class A common stock (or other securities into which the public warrants are convertible), other than (a) as described above, or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of our Class A common stock during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of our Class A common stock issuable on exercise of each public warrant) does not exceed $0.50 (being 5% of the offering price of the units sold in ADAC’s initial public offering), then the public warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of our Class A common stock in respect of such event.
If the number of outstanding shares of our Class A common stock is decreased by a consolidation, combination, reverse share split, or reclassification of shares of our Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification, or similar event, the number of shares of our Class A common stock issuable on exercise of each public warrant will be decreased in proportion to such decrease in outstanding shares of our Class A common stock.
Whenever the number of shares of our Class A common stock purchasable upon the exercise of the public warrants is adjusted, as described above, the public warrant exercise price will be adjusted by multiplying the public warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of our Class A common stock purchasable upon the exercise of the public warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of our Class A common stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of our Class A common stock (other than those described above or that solely affects the par value of such shares of our Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of our Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the public warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the public warrants and in lieu of the shares of our Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of our Class A common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the public warrants would have received if such holder had exercised their public warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash, or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each public warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange, or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of our Class A common stock, the holder of a public warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such public warrant holder had exercised the public warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of our Class A common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of shares of our Class A common stock in such a transaction is payable in the form of shares of our Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the public warrant properly exercises the public warrant within thirty days following public disclosure of such transaction, the public warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the public warrant. The purpose of such exercise price reduction is to provide additional value to holders of the public warrants when an extraordinary transaction occurs during the exercise period of the public warrants pursuant to which the holders of the public warrants otherwise do not receive the full potential value of the public warrants.
The public warrants are issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Warrant Agreement provides that the terms of the public warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of then-outstanding public warrants to make any change that adversely affects the interests of the registered holders.
The public warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of Continental Stock Transfer & Trust Company, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of public warrants being exercised. The public warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their public warrants and receive shares of our Class A common stock. After the issuance of shares of our Class A common stock upon exercise of the public warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.
Private Placement Warrants
Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants. The private placement warrants (including the shares of our Class A common stock issuable upon exercise of such warrants) will not be redeemable by us (except as described above under “-Redemption of Public Warrants When the Price Per our Class A common stock Equals or Exceeds $10.00”) so long as they are held by the Sponsor, members of the Sponsor, or their permitted transferees. The Sponsor or its permitted transferees, have the option to exercise the private placement warrants on a cashless basis. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the public warrants.
Except as described above under “―Public Warrants―Redemption of Public Warrants When the Price Per our Class A common stock Equals or Exceeds $10.00,” if holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of our Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of our Class A common stock underlying the warrants, multiplied by the excess of the “sponsor exercise fair market value” (defined below) over the exercise price of the warrants by (y) the sponsor exercise fair market value. The “sponsor exercise fair market value” will mean the average reported closing price of the shares of our Class A common stock for the ten trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to Continental Stock Transfer & Trust Company. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees is because it was not known at the time of ADAC’s initial public offering whether they would be affiliated with us following the closing of an initial business combination. If they remained affiliated with us, their ability to sell our securities in the open market would be significantly limited. We have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their public warrants and sell the shares of our Class A common stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.
Forum Selection
The Charter provides that (A) (i) any derivative action or proceeding brought on our behalf , (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former director, officer, other employee, or stockholder to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware (the “DGCL”), the Charter, or the Bylaws (as either may be amended or restated) or as to which the DGCL confers exclusive jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, the exclusive forum provision shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act. The Charter also provides that, to the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and consented to the foregoing. By agreeing to this provision, however, stockholders will not be deemed to have waived compliance with the federal securities laws and the rules and regulations thereunder.
Dividends
Declaration and payment of any dividend will be subject to the discretion of our board of directors. The time and amount of dividends will be dependent upon our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing our current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of distributions to stockholders, and any other factors our board of directors may consider relevant. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business and to repay indebtedness, and therefore, do not anticipate declaring or paying any cash dividends on our Class A common stock in the foreseeable future. See “Market Information, Dividends, and Related Stockholder Matters” and “Risk Factors.”

Anti-Takeover Provisions
The Charter and Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.
Authorized but Unissued Shares
The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by Nasdaq rules. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans and funding of redemptions of MarketWise Units. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger, or otherwise.
Classified Board of Directors
The Charter provides that our board of directors is divided into three classes, with the classes as nearly equal in number as possible and each class serving three-year staggered terms. The Charter also provides that, subject to the rights of the holders of any series of preferred stock then outstanding, for as long as the Charter provides for a classified board of directors, any director, or the entire board of directors, may otherwise be removed only for cause by an affirmative vote of at least a majority of the voting power of all the outstanding shares of our capital stock entitled to vote generally in the election of directors, at a meeting duly called for that purpose. These provisions may have the effect of deferring, delaying, or discouraging hostile takeovers, or changes in control of us or our management.
Stockholder Action by Written Consent
Under the terms of the Charter, subject to the terms of any series of preferred stock, any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.
Special Meetings of Stockholders
The Bylaws provide that only the chairperson of our board of directors or a majority of our whole board of directors may call special meetings of the stockholders.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
The Bylaws provide for an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice and duration of ownership requirements and provide us with certain information. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of our outstanding voting securities until the next stockholder meeting.

Amendment of Certificate of Incorporation or Bylaws
The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.
Section 203 of the DGCL
Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with such corporation for a period of three years from the time such person acquired 15% or more of such corporation’s voting stock, unless: (1) the board of directors of such corporation approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder; (2) the interested stockholder owns at least 85% of the outstanding voting stock of such corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans); or (3) the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of two-thirds of the outstanding voting stock not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law. The Charter does not contain a provision opting out of Section 203 of the DGCL.
Limitations on Liability and Indemnification of Officers and Directors
The Charter and Bylaws provide indemnification and advancement of expenses for our directors and officers to the fullest extent permitted by the DGCL. In addition, as permitted by Delaware law, the Charter includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director. These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.
Corporate Opportunity Doctrine
Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors, or stockholders. Under the Charter, we will, to the fullest extent permitted by Delaware law, renounce any interest or expectancy that we otherwise would be entitled to have in, all rights to be offered an opportunity to participate in, any business opportunity that from time to time may be presented to the Sponsor or its affiliates (other than MarketWise, Inc. and its subsidiaries), and any of its or their respective principals, members, directors, partners, stockholders, officers, employees, or other representatives (other than any such person who is also an officer or employee of MarketWise, Inc. or its subsidiaries), or any director or stockholder who is not employed by MarketWise, Inc. or its subsidiaries (each such person, an “exempt person”). The Charter provides that, to the fullest extent permitted by law, no exempt person will have any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which MarketWise, Inc. or its subsidiaries now engage or propose to engage or (2) otherwise competing, directly or indirectly, with MarketWise, Inc. or any of its subsidiaries. In addition, to the fullest extent permitted by law, if an exempt person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for MarketWise, Inc. or its subsidiaries, such exempt person will have no duty to communicate or offer such transaction or business opportunity to MarketWise, Inc. or any of its subsidiaries and such exempt person may take any such opportunity for themselves or offer it to another person or entity. The forgoing provisions shall not apply to an opportunity that was expressly offered to an exempt person solely in their capacity as a director, executive officer, or employee of MarketWise, Inc. or its subsidiaries.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of MarketWise, Inc. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions
Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action; provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.
Transfer Agent and Registrar; Warrant Agent
The transfer agent and registrar for our Class A common stock is Continental Stock Transfer & Trust Company. The warrant agent for our warrants is Continental Stock Transfer & Trust Company.
Trading Symbol and Market
Our Class A common stock and public warrants are listed on the Nasdaq under the symbols “MKTW” and “MKTWW,” respectively.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information regarding (i) the actual beneficial ownership of our common stock prior to the completion of the Offer and Consent Solicitation and (ii) the expected beneficial ownership of our common stock following the completion of the Offer and Consent Solicitation and the approval of the Warrant Amendment, on both a “full value exchange” scenario and a “part value exchange” scenario, as described below, by:
•each person who is known to us to be the beneficial owner of more than 5% of our common stock;
•each of our named executive officers and directors; and
•all our executive officers and directors as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days, provided that any person who acquires any such right with the purpose or effect of changing or influencing the control of the issuer, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition shall be deemed to be the beneficial owner of the securities that may be acquired through the exercise of such right. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.
Each MarketWise Unit (other than a MarketWise Unit held by us) is redeemable from time to time at each holder’s option for, at our election (determined solely by our independent directors (within the meaning of the rules of the Nasdaq) who are disinterested), newly issued shares of our Class A common stock on a one-for-one basis or a cash payment equal to a volume weighted average market price of one share of Class A common stock for each MarketWise Unit redeemed, in each case, in accordance with the terms of MarketWise, LLC’s operating agreement; provided that, at our election (determined solely by our independent directors (within the meaning of the rules of the Nasdaq) who are disinterested), we may effect a direct exchange by the Company of such Class A common stock or such cash, as applicable, for such MarketWise Unit. The MarketWise Members may exercise such redemption rights for as long as their MarketWise Unit remain outstanding. The MarketWise Members hold all of the issued and outstanding shares of our Class B common stock. The shares of Class B common stock have no economic rights, but each share entitles the holder to one vote on all matters on which stockholders of the Company are entitled to vote generally. Upon redemption of any MarketWise Unit the corresponding share of Class B common stock will be terminated. See “Description of Securities.” The expected beneficial ownership of our common stock reflects the following:
•the completion of the Offer and Consent Solicitation;
•the tendering of a sufficient number of warrants such that the Warrant Amendment is approved;
•a “full value exchange” scenario whereby all warrant holders exchange 100% of outstanding warrants for 0.1925 shares of Class A common stock per warrant; and
•a “part value exchange” scenario whereby the parties to the Tender and Support Agreement exchange all of their warrants for 0.1925 shares of Class A common stock per warrant, no other warrant holders tender their warrants, and we, as provided in the Warrant Amendment, require the exchange of each other outstanding warrant for 0.17325 shares of Class A common stock.
Beneficial ownership of shares of our common stock prior to the completion of the Offer and Consent Solicitation is based on 27,933,763 shares of Class A common stock and 291,092,303 shares of Class B common stock issued and outstanding as of August 15, 2022. Based on the foregoing assumptions, there would be (i) 33,897,411 shares of Class A common stock and 291,092,303 shares of Class B common stock outstanding immediately following the “full value exchange” scenario and (ii) 33,609,697 shares of Class A common stock and 291,092,303 shares of Class B common stock immediately following the “part value exchange” scenario. If the actual facts are different from the foregoing assumptions, ownership figures reflected in the table that follows on a post-exchange basis will be different.
Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to shares of common stock beneficially owned by them. Unless otherwise noted, the business address of each of those listed in the table below is 1125 N. Charles St., Baltimore, Maryland 21201.

	MarketWise, Inc. Securities Beneficially Owned Before Exchange of Warrants					MarketWise, Inc. Securities Beneficially Owned Following Full Value Exchange					MarketWise, Inc. Securities Beneficially Owned Following Part Value Exchange
	Class A Common Stock(1)		Class B Common Stock		Combined Voting Power (%)	Class A Common Stock(1)		Class B Common Stock		Combined Voting Power (%)	Class A Common Stock(1)		Class B Common Stock		Combined Voting Power (%)
Name of Beneficial Holder	Number	%	Number	%		Number	%	Number	%		Number	%	Number	%
5% Shareholders
Affiliates of Monument & Cathedral, LLC(2)	—	—%	138,269,459	47.5%	43.3%	—	—%	138,269,459	47.5%	42.5%	—	—%	138,269,459	47.5%	42.6%
Frank P. Stansberry(3)	1,139,000	4.1%	62,247,571	21.4%	19.9%	1,139,000	3.4%	62,247,571	21.4%	19.5%	1,139,000	3.4%	62,247,571	21.4%	19.5%
Affiliates of Greenhaven Road Investment Management(4)	13,151,199	34.1%	—	—%	4.0%	4,550,347	13.4%	—	—%	1.4%	455,347	13.5%	—	—%	1.4%
Charleston Ivy, LLC(5)	—	—%	6,481,421	2.2%	2.0%	—	*	6,481,421	2.2%	2.0%	—	—%	6,481,421	2.2%	2.0%
Alpha Global Investments(6)	6,841,230	20.5%	—	—%	2.1%	2,494,727	7.4%	—	—%	*	2,494,727	7.4%	—	—%	*
Amber Mason(5)	—	—%	3,601,078	1.2%	1.1%	—	—%	3,601,078	1.2%	1.1%	—	—%	3,601,078	1.2%	1.1%
Ryan Markish(5)	60,000	*	3,601,078	1.2%	1.1%	60,000	*	3,601,078	1.2%	1.1%	60,000	*	3,601,078	1.2%	1.1%
Fernando Cruz(5)	—	—%	3,601,078	1.2%	1.1%	—	—%	3,601,078	1.2%	1.1%	—	—%	3,601,078	1.2%	1.1%
Ascendant Sponsor LP (7)	3,051,000	10.9%	—	—%	*	3,051,000	9.0%	—	—%	*	3,051,000	9.1%	—	—%	*
Jared Kelly(5)	100,000	*	2,866,344	*	*	100,000	*	2,866,344	1.0%	*	100,000	*	2,866,344	1.0%	*
Schonfeld Strategic Investment Advisors LLC(8)	1,468,900	5.3%	—	—%	*	1,468,900	4.3%	—	—%	*	1,468,900	4.4%	—	—%	*
Directors and Named Executive Officers
Mark Arnold(5)	249,591.13	*	15,321,821	5.3%	4.9%	249,591.13	*	15,321,821	5.3%	4.8%	249,591.13	*	15,321,821	5.3%	4.8%
Dale Lynch(5)	154,750	*	2,866,344	*	*	154,750	*	2,866,344	1.0%	*	154,750	*	2,866,344	1.0%	*
Marco Ferri(5)	60,000	*	2,866,344	*	*	60,000	*	2,866,344	1.0%	*	60,000	*	2,866,344	1.0%	*
Elizabeth Burton	18,072	*	—	—%	*	18,072	*	—	—%	*	18,072	*	—	—%	*
Manuel Borges	18,072	*	—	—%	*	18,072	*	—	—%	*	18,072	*	—	—%	*
Mark Gerhard(9)	6,924,318	20.8%	—	—%	2.1%	2,577,815	7.6%	—	—%	*	2,577,815	7.7%	—	—%	*
Michael Palmer(5)	150,000	*	25,925,685	8.9%	8.9%	150,000	*	25,925,685	8.9%	8.0%	150,000	*	25,925,685	8.9%	8.0%
Paul Idzik	19,880	*	—	—%	*	19,880	*	—	—%	*	19,880	*	—	—%	*
Riaan Hodgson(9)	6,889,302	20.7%	—	—%	2.1%	2,542,799	7.5%	—	—%	*	2,542,799	7.6%	—	—%	*
Stephen Sjuggerud(5)	100,000	*	19,444,264	6.7%	6.1%	100,000	*	19,444,264	6.7%	6.0%	100,000	*	19,444,264	6.7%	6.0%
Van Simmons	18,072	*	—	—%	*	18,072	*	—	—%	*	18,072	*	—	—%	*
All directors and executive officers as a group (14 individuals)	7,999,414.57	24.0%	66,424,458	22.8%	22.9%	3,652,911.57	10.8%	66,424,458	22.8%	21.6%	3,652,911.57	10.9%	66,424,458	22.8%	21.6%
__________________
*    Less than one percent
(1)For the purpose of calculating the Class A common stock beneficially owned by each stockholder, the total number of shares of Class A common stock outstanding does not include the shares of Class A common stock issuable upon conversion of MarketWise Units and forfeiture of a corresponding number of shares of Class B common stock.
(2)Represents shares held of record 85% by Monument & Cathedral, LLC and 15% by certain former equityholders of Monument & Cathedral, LLC who have entered into a voting proxy with respect to their shares in favor of Monument & Cathedral, LLC. Monument & Cathedral, LLC has voting power over 100% of such shares and dispositive power with respect to 85% of such shares. Monument & Cathedral, LLC’s sole manager is Cobblestone Publishing, Inc. (“Cobblestone”). The bylaws of Cobblestone provide the president of Cobblestone with sole voting and dispositive control of the shares held directly or indirectly by Cobblestone. As the current president of Cobblestone, Myles Norin has voting and dispositive control over the shares owned by Monument & Cathedral, LLC. The business address for each such stockholder is 14 W. Mount Vernon Place, Baltimore, Maryland 21201.
(3)Frank Porter Stansberry controls Stokes Holding, LLC. Therefore, Frank Porter Stansberry may be deemed to be the beneficial owner of the securities held by Stokes Holding, LLC. All shares held by Frank Porter Stansberry and Stokes Holding, LLC are subject to an irrevocable voting proxy in favor of MarketWise, Inc.
(4)Information based solely on the Schedule 13D filed by Greenhaven with the SEC on August 30, 2021. Represents securities held of record by Greenhaven Road Capital Fund 2 LP (“Fund 2”), Greenhaven Road Capital Fund 1 LP (“Fund 1”), and Greenhaven Road Special Opportunities Fund LP (“SOF” and, together with Fund 2 and Fund 1, the “Greenhaven Funds”), including (i) 4,081,833 public warrants held by Fund 1, (ii) 5,558,921 public warrants held by Fund 2, and (iii) 1,010,455 public warrants held by SOF. Greenhaven Road Investment Management LP (the “Investment Manager”), an entity owned and controlled by Scott Stewart Miller, is the investment manager of each of the Greenhaven Funds. MVM Funds, LLC (the “General Partner”), an entity owned and controlled by Scott Stewart Miller, is the general partner of Fund 1, Fund 2, and the Investment Manager. Greenhaven Road Special Opportunities Fund GP LLC (the “SOF General Partner”), an entity owned and controlled by Scott Stewart Miller, is the general partner of SOF. Therefore, Mr. Miller, the General Partner, the SOF General Partner, and the Investment Manager may be deemed to beneficially own the securities held by the Greenhaven Funds. The address for each of these persons and entities is 8 Sound Shore Drive, Suite 190, Greenwich, Connecticut 06830.
(5)In accordance with Rule 13d-3 under the Exchange Act this stockholder would be deemed to beneficially own more than five percent of the shares of Class A common stock as result of such stockholder’s ownership of MarketWise Units.
(6)Includes 5,382,666 private placement warrants held by Alpha Global. Mark Gerhard and Riaan Hodgson share voting and investment discretion over such securities. The address for Alpha Global is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.
(7)Reflects 3,051,000 shares of Class A common stock subject to release upon the occurrence of certain contingencies. Ascendant Sponsor GP LLC is the general partner of Ascendant Sponsor LP and has voting and investment discretion over the securities held by Ascendant Sponsor LP. David Gomberg is the manager of Ascendant Sponsor GP LLC and has voting and investment discretion over the securities held by Ascendant Sponsor GP LLC. Mr. Gomberg disclaims any beneficial ownership of the securities held by Ascendant Sponsor LP other than to the extent of any pecuniary interest he may have therein, directly or indirectly. The address for Ascendant Sponsor LP is 667 Madison Avenue, 5th Floor, New York, New York 10065.
(8)Information based solely on the Schedule 13G filed by Schonfeld Strategic Advisors LLC (“Schonfeld”) with the SEC on February 15, 2022. Schonfeld is an investment adviser to several private funds. Schonfeld also engages third party sub-advisers to manage assets of its private funds as separately managed accounts (the “Schonfeld SMAs”). Accordingly, Schonfeld may be deemed to indirectly beneficially own securities owned by the Schonfeld SMAs. Each Schonfeld SMA is the record and direct beneficial owner of a portion of these securities. The above shall not be deemed to be an admission by the record owners or Schonfeld that they are themselves beneficial owners of these securities for purposes of Section 13(d) of the Exchange Act or for any other purpose. The address for these entities is 460 Park Ave., 19th Floor, New York, New York 10022.
(9)Includes the securities held by Alpha Global as described in footnote 6.

LEGAL MATTERS
The validity of the securities covered by this Prospectus/Offer to Exchange has been passed upon for us by Latham & Watkins LLP, New York, New York. Certain legal matters relating to the securities offered hereby will be passed upon for the dealer manager by Davis Polk & Wardwell LLP.

EXPERTS
The financial statements of MarketWise, Inc. as of December 31, 2021 and 2020, and for each of the three years in the period ended December 31, 2021, incorporated by reference in this Prospectus/Offer to Exchange, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report incorporated by reference herein. Such financial statements are incorporated by reference herein in reliance upon the report of such firm, given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
Available Information
We file reports, proxy statements, and other information with the SEC. The SEC maintains a website that contains reports, proxy, and information statements, and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.
Our website address is www.marketwise.com. Information contained on our website is not a part of this Prospectus/Offer to Exchange, and the inclusion of our website address in this Prospectus/Offer to Exchange is an inactive textual reference only.
This Prospectus/Offer to Exchange and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement or the exhibits. The full registration statement may be obtained from the SEC or us, as provided below. The documents establishing the terms of any offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this Prospectus/Offer to Exchange or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.
Incorporation of Certain Information By Reference
The SEC’s rules allow us to “incorporate by reference” information into this Prospectus/Offer to Exchange, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Prospectus/Offer to Exchange, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this Prospectus/Offer to Exchange or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this Prospectus/Offer to Exchange to the extent that a statement contained in this Prospectus/Offer to Exchange or a subsequently filed document incorporated by reference modifies or replaces that statement.
This Prospectus/Offer to Exchange and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:
•our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 10, 2022;
•our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022, filed with the SEC on May 9, 2022 and August 8, 2022, respectively;

•our Current Reports on Form 8-K filed with the SEC on June 6, 2022, August 17, 2022, August 31, 2022, and September 13, 2022; and
•the description of our Class A common stock contained in our registration statement on Form 8-A, filed with the SEC on July 21, 2021, and any amendment or report filed with the SEC for the purpose of updating the description.
All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act in this Prospectus/Offer to Exchange, prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this Prospectus/Offer to Exchange and deemed to be part of this Prospectus/Offer to Exchange from the date of the filing of such reports and documents.
You may request a free copy of any of the documents incorporated by reference in this Prospectus/Offer to Exchange by writing or telephoning us at the following address:
MarketWise, Inc.
1125 N. Charles St.
Baltimore, Maryland 21201
(888) 261-2693
Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this Prospectus/Offer to Exchange or any accompanying prospectus supplement.

Annex A
FORM OF WARRANT AMENDMENT
AMENDMENT NO. 1 TO WARRANT AGREEMENT
This amendment (this “Amendment”) is made as of [               ], 2022, by and between MarketWise, Inc., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”), and constitutes an amendment to that certain Warrant Agreement, dated as of July 23, 2020 (the “Existing Warrant Agreement”), by and between the Company (as successor to Ascendant Digital Acquisition Corp. (“ADAC”)) and the Warrant Agent. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Existing Warrant Agreement.
WHEREAS, on July 20, 2021, ADAC domesticated as a Delaware corporation and changed its name to “MarketWise, Inc.” and, on July 21, 2021, completed its business combination with MarketWise, LLC (the “Business Combination”);
WHEREAS, in accordance with Section 4.4 of the Existing Warrant Agreement, upon effectiveness of the Business Combination, the holders of the Warrants thereafter had the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of Ordinary Shares of ADAC immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, an Alternative Issuance (as defined in the Existing Warrant Agreement) in shares of Class A common stock, par value $0.0001 per share, of the Company (the “Class A common stock”);
WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend, subject to certain conditions provided therein, the Existing Warrant Agreement with the vote or written consent of the Registered Holders of 50% of the number of the then-outstanding Public Warrants and, solely with respect to the Private Placement Warrants, Forward Purchase Warrants, or Working Capital Warrants, 50% of the number of then-outstanding Private Placement Warrants, Forward Purchase Warrants, and Working Capital Warrants;
WHEREAS, the Company desires to amend the Existing Warrant Agreement to provide the Company with the right to require the holders of the Warrants to exchange all of the outstanding Warrants for shares of Class A common stock, on the terms and subject to the conditions set forth herein; and
WHEREAS, in the exchange offer and consent solicitation undertaken by the Company pursuant to the Registration Statement on Form S-4 filed with the U.S. Securities and Exchange Commission, the Registered Holders of more than 50% of each of the then-outstanding Public Warrants and the then-outstanding Private Placement Warrants consented to and approved this Amendment.
NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the Existing Warrant Agreement as set forth herein.
1.     Amendment of Existing Warrant Agreement. The Existing Warrant Agreement is hereby amended by adding:
(a)     the new Section 6A thereto:
“6A Mandatory Exchange.
6A.1 The Business Combination. On July 20, 2021, the Company domesticated as a Delaware corporation and changed its name to “MarketWise, Inc.” and, on July 21, 2021, completed its business combination with MarketWise, LLC (the “Business Combination”). In accordance with Section 4.4 of this Agreement, upon effectiveness of the Business Combination, the holders of the Warrants thereafter had the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of Ordinary Shares of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented

Annex A
thereby, an Alternative Issuance in shares of Class A common stock, par value $0.0001 per share, of MarketWise, Inc. (the “Class A common stock”).
6A.2 Company Election to Exchange. Notwithstanding any other provision in this Agreement to the contrary, all (and not less than all) of the outstanding Warrants may be exchanged, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the then-outstanding Warrants, as described in Section 6A.3 below, for shares of Class A common stock (or any Alternative Issuance pursuant to Section 4.4), at the exchange rate of 0.17325 shares of Class A common stock (or any Alternative Issuance pursuant to Section 4.4) for each Warrant held by the holder thereof (the “Consideration”) (subject to equitable adjustment by the Company in the event of any stock splits, stock dividends, recapitalizations, or similar transaction with respect to the shares of Class A common stock). In lieu of issuing fractional shares, any holder of Warrants who would otherwise have been entitled to receive fractional shares as Consideration will, after aggregating all such fractional shares of such holder, be paid in cash (without interest) in an amount equal to such fractional part of a share multiplied by [            ].1
6A.3 Date Fixed for, and Notice of, Exchange. In the event that the Company elects to exchange all of the Warrants, the Company shall fix a date for the exchange (the “Exchange Date”). Notice of exchange shall be mailed by first class mail, postage prepaid, by the Company not less than 15 days prior to the Exchange Date to the Registered Holders at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice. The Company will make a public announcement of its election following the mailing of such notice.
6A.4 Exercise After Notice of Exchange. The Warrants may be exercised, for cash (or on a “cashless basis” in accordance with subsection 3.3.1(c) of this Agreement) at any time after notice of exchange shall have been given by the Company pursuant to Section 6A.3 hereof and prior to the Exchange Date. On and after the Exchange Date, the Registered Holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Consideration.
2.     Miscellaneous Provisions.
2.1    Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
2.2    Applicable Law. The validity, interpretation, and performance of this Amendment and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding, or claim against it arising out of or relating in any way to this Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.1
2.3    Counterparts. This Amendment may be executed in any number of counterparts (which may include counterparts delivered by any standard form of telecommunication) and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Amendment or in any other certificate, agreement, or document related to this Amendment, if any, shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif,” or
1 This will be the last sale price of the Class A common stock on The Nasdaq Global Market on the last trading day of the Offer Period (as defined in the Registration Statement on Form S-4 filed with the U.S. Securities and Exchange Commission on August 17, 2022).

Annex A
“jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity, and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.
2.4    Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.
2.5    Entire Agreement. The Existing Warrant Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises, and commitments, whether written or oral, express, or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises, and commitments are hereby canceled and terminated.
[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be duly executed as of the date first above written.

MARKETWISE, INC.

By:

Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:

Name:
Title:

MARKETWISE, INC.
Offer to Exchange Warrants to Acquire Shares of Class A Common Stock
of
MarketWise, Inc.
for
Shares of Class A Common Stock
of
MarketWise, Inc.
and
Consent Solicitation

PROSPECTUS

The Exchange Agent for the Offer and the Consent Solicitation is:
Continental Stock Transfer & Trust Company
Attn: Voluntary Corporate Actions
1 State Street, 30th Floor
New York, New York 10004
Any questions or requests for assistance may be directed to the dealer manager at the address and telephone number set forth below. Requests for additional copies of this Prospectus/Offer to Exchange and the Letter of Transmittal and Consent may be directed to the information agent. Beneficial owners may also contact their custodian for assistance concerning the Offer and Consent Solicitation.
The Information Agent for the Offer and Consent Solicitation is:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers call: (212) 269-5550
Call Toll Free: (888) 605-1958
Email: marketwise@dfking.com
The Dealer Manager for the Offer and the Consent Solicitation is:
BofA Securities, Inc.
One Bryant Park
New York, New York 10036